UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. 1)

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Filed by a party other than the Registrant  ☐

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☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

FOREST LABORATORIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT DATED JULY 8, 2011,
SUBJECT TO COMPLETION

[Forest Laboratories Letterhead]

[          ], 2011

Dear Forest Stockholders:

It is my pleasure to invite you to Forest’s 2011 Annual Meeting of Stockholders. The Annual Meeting will be held on [          ], 2011 at 10:00 a.m., at JPMorgan Chase & Co., 270 Park Avenue, New York, NY 10017. Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of 2011 Annual Meeting of Stockholders and Proxy Statement.

Your Board of Directors is recommending a highly qualified, experienced and diverse slate of nominees for election at the 2011 Annual Meeting that will provide experience, leadership and continuity at a critical time for the Company’s future. Your management team and Board are excited about Forest and about continuing to create value for you. At the Annual Meeting, you will be asked to elect the nine directors named in the accompanying Proxy Statement, to conduct an advisory vote on the compensation of certain of our executive officers, to conduct an advisory vote on the frequency of future advisory votes on the compensation of certain of our executive officers, and to ratify the appointment of BDO, USA, LLP as our independent registered public accounting firm.

We hope you will be able to attend the Annual Meeting, but if you cannot do so it is important that your shares be represented. Your vote is very important to Forest. We urge you to read the accompanying Proxy Statement carefully, and to use the Company’s WHITE proxy card to vote for the Board’s nominees and in accordance with the Board’s recommendations on the other proposals, as soon as possible, by telephone or Internet, or by signing, dating, and returning the enclosed WHITE proxy card in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting. Further instructions on how to vote are provided on the WHITE proxy card.

You may have heard that High River Limited Partnership and certain affiliated entities, a group of hedge funds led by Carl Icahn (the Icahn Group), have stated their intention to propose four director nominees for election at the Annual Meeting. We urge you to vote for the nominees proposed by the Board by using the enclosed WHITE proxy card and not to sign or return or vote any proxy card sent to you by the Icahn Group. If you vote using a proxy card sent to you by the Icahn Group, you can subsequently revoke it by using the WHITE proxy card to vote by telephone or Internet, or by signing and dating the WHITE proxy card in the postage-paid envelope provided. Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in this Proxy Statement.

Thank you for your continued support. If you have any questions, please contact MacKenzie Partners, Inc., our proxy solicitor who is assisting us in connection with the Annual Meeting, at (800) 322-2885.

Sincerely,

Howard Solomon
Chairman of the Board, President and Chief Executive Officer

PRELIMINARY PROXY STATEMENT DATED JULY 8, 2011,
SUBJECT TO COMPLETION

FOREST LABORATORIES, INC.
NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of the Stockholders of Forest Laboratories, Inc. will be held on [          ], 2011 at 10:00 a.m., at JPMorgan Chase & Co., 270 Park Avenue, 11th Floor, New York, NY 10017. We are holding this meeting to:

1.	Elect the nine directors named in this Proxy Statement (Proposal 1);

2.	Conduct an advisory vote on the compensation of the Company’s Named Executive Officers (Proposal 2);

3.	Conduct an advisory vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers (Proposal 3);

4.	Ratify the selection of BDO USA, LLP (formerly BDO Seidman, LLP) as our independent registered public accounting firm for the fiscal year ending March 31, 2012 (Proposal 4); and

5.	Consider and act upon such other matters as may properly be brought before the meeting.

Only Forest stockholders of record at the close of business on June 24, 2011 may vote at the meeting or any adjournment of the meeting. A copy of the 2011 Annual Report to Stockholders is being mailed with this Proxy Statement.

Please note that High River Limited Partnership and certain affiliated entities, a group of hedge funds led by Carl Icahn (the “Icahn Group”), have stated their intention to propose four alternative director nominees for election at the Annual Meeting. We urge you to vote for the nominees proposed by the Board by using the enclosed WHITE proxy card and not to sign or return or vote the GOLD proxy card sent to you by the Icahn Group. If you have already voted using a GOLD proxy card sent to you by the Icahn Group, you can revoke it by voting the enclosed WHITE proxy card by telephone or Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided. Only your last-dated proxy will count — any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in this Proxy Statement.

You are invited to attend the Annual Meeting. Whether or not you plan to attend the meeting in person, please vote by mail, by telephone or via the Internet in order to be certain your shares are represented at the meeting.

By Order of the Board of Directors,

HERSCHEL S. WEINSTEIN,
Corporate Secretary

[          ], 2011
New York, New York

Your Vote Is Important, No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact MacKenzie Partners, who is assisting us in the solicitation of proxies:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
Or
Call Toll-Free: (800) 322-2885

Email: proxy@mackenziepartners.com

IMPORTANT

We urge you NOT to sign the GOLD proxy card sent to you by the Icahn Group, which has notified us it intends to put forth its own slate. If you have already signed the Icahn Group’s GOLD card, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY — by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

FOREST LABORATORIES, INC.
PROXY STATEMENT

FOREST LABORATORIES, INC.
909 THIRD AVENUE
NEW YORK, NEW YORK 10022

PROXY STATEMENT

This Proxy Statement contains information related to our Annual Meeting of Stockholders to be held on [          ], 2011 beginning at 10:00 a.m., at JPMorgan Chase & Co., 270 Park Avenue, 11th Floor, New York, NY 10017, and at any adjournments thereof. This Proxy Statement is being sent to stockholders on or about [          ], 2011. You should review this information together with our 2011 Annual Report to Stockholders, which accompanies this Proxy Statement.

INFORMATION ABOUT THE MEETING

Q: Why did you send me this Proxy Statement?

A: We sent you this Proxy Statement and the enclosed WHITE proxy card because the Board of Directors (the Board) of Forest Laboratories, Inc. (we or Forest or the Company) is soliciting your proxy to vote at our 2011 Annual Meeting of Stockholders (the Annual Meeting) to be held on [          ], 2011 and at any adjournments of the Annual Meeting. This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this Proxy Statement.

Q: Has the Company been notified that a stockholder intends to propose alternative director nominees at the Annual Meeting?

A: Yes. The Icahn Group, a group of affiliated hedge funds, has notified the Company of its intention to propose four alternative director nominees for election at the Annual Meeting. The Board unanimously recommends a vote FOR each of the Board’s nominees for director on the enclosed WHITE proxy card.

The Icahn Group nominees have NOT been endorsed by our Board.

We are not responsible for the accuracy of any information provided by or relating to the Icahn Group contained in any proxy solicitation materials filed or disseminated by, or on behalf of, the Icahn Group or any other statements that the Icahn Group may otherwise make.

Q: Who can vote at the Annual Meeting?

A: Only stockholders of record as of the close of business on June 24, 2011 (the Record Date) are entitled to vote at the Annual Meeting. On that date, there were 276,457,485 shares of our common stock (each, a share) outstanding and entitled to vote.

Q: How many shares must be present to conduct the Annual Meeting?

A: We must have a “quorum” present in person or by proxy to hold the Annual Meeting. A quorum is a majority of the outstanding shares entitled to vote. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the existence of a quorum.

Q: What matters are to be voted upon at the Annual Meeting?

A: Four proposals are scheduled for a vote:

•	Election of the nine directors named in this Proxy Statement;

•	Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers;

•	Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers; and

•	Ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012.

As of the date of this Proxy Statement, our Board does not know of any other business to be presented at the Annual Meeting. If other business is properly brought before the Annual Meeting, the persons named on the enclosed WHITE proxy card will vote on these other matters in their discretion.

Q: How does the Board recommend that I vote?

A: The Board recommends that you vote:

1.	FOR the election of each of the director nominees named in this Proxy Statement;
2.	FOR the proposal to approve (on an advisory basis) the compensation of the Company’s Named Executive Officers;
3.	FOR the proposal to approve (on an advisory basis) future advisory votes on the compensation of the Company’s Named Executive Officers on an annual basis at each year’s Annual Meeting; and
4.	FOR the proposal to ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012.

Q: What should I do if I receive a proxy card from the Icahn Group?

A: The Icahn Group has stated its intention to propose four alternative director nominees for election at the Annual Meeting. If the Icahn Group proceeds with its alternative nominations, you may receive proxy solicitation materials from the Icahn Group, including an opposition proxy statement and GOLD proxy card. Your Board unanimously recommends you disregard it. If you have already voted using the GOLD proxy card, you have every right to change your vote by executing the enclosed WHITE proxy card or by voting by telephone or via the Internet by following the instructions provided on the enclosed proxy card. Only the latest dated proxy you submit will be counted. If you vote against any Icahn Group nominee using the GOLD proxy card, your vote will not be counted as a vote for the Board’s nominees and will result in the revocation of any previous vote you may have cast on the Company’s WHITE proxy card. If you wish to vote pursuant to the recommendation of the Board, you should disregard any proxy card that you receive other than the WHITE proxy card. If you have any questions or need assistance voting, please call MacKenzie Partners, Inc. at (800) 322-2885.

Q: How do I vote before the Annual Meeting?

A: You may vote your shares by mail by filling in, signing and returning the enclosed WHITE proxy card. For your convenience, you may also vote your shares by telephone and Internet by following the instructions on the enclosed WHITE proxy card. If you vote by telephone or via the Internet, you do not need to return your proxy card. With respect to the election of directors, you may vote “FOR” all the nominees to the Board of Directors of Forest, you may withhold authority to vote for any nominee(s) you specify and you may withhold authority to vote for all of the nominees as a group. For the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012, and the advisory vote on the compensation of the Company’s Named Executive Officers, you may vote “FOR” or “AGAINST” or abstain from voting. For the advisory vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers, you may vote “3 Years”, “2 Years”, “1 Year” or abstain from voting. We encourage you to disregard any non-WHITE proxy cards you may receive.

Q: May I vote at the Annual Meeting?

A: Yes, you may vote your shares at the Annual Meeting if you attend in person. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Annual Meeting in person.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: If your shares are registered in your name with our transfer agent, BNY Mellon Shareowner Services, you are the “stockholder of record” of those shares and this Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by Forest. In contrast, if you purchased your shares through a brokerage or other financial intermediary, the brokerage or other financial intermediary will be the “stockholder of record” of those shares. Generally, when this occurs, the brokerage or other financial intermediary will automatically put your shares into “street name”, which means that the brokerage or other financial intermediary will hold your shares in its name or another nominee’s name and not in your name, but will keep records showing you as the real or “beneficial owner”. If you hold shares beneficially in street name, this Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record.

Q: How do I vote if my bank or broker holds my shares in “street name”?

A: If you hold shares beneficially in street name, you may vote by submitting the enclosed voting instruction form. Telephone and Internet voting may be available – please refer to the voting instruction card provided by your broker.

Q: What should I do if I receive more than one WHITE proxy card or other set of proxy materials from the Company?

A: If you hold your shares in multiple accounts or registrations, or in both registered and street name, you will receive a WHITE proxy card for each account. Please sign, date and return all proxy cards you receive from the Company. If you choose to vote by phone or by Internet, please vote once for each WHITE proxy card you receive. Only your latest dated proxy for each account will be voted.

If the Icahn Group proceeds with its previously announced alternative nominations, we will likely conduct multiple mailings prior to the Annual Meeting date to ensure stockholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. The latest dated proxy you submit will be counted, and, if you wish to vote as recommended by the Board then you should only submit WHITE proxy cards.

Q: How many votes do I have?

A: Each share of common stock that you own as of the close of business on the Record Date entitles you to one vote on each matter voted upon at the Annual Meeting. As of the close of business on the Record Date, there were 276,457,485 shares of our common stock outstanding.

Q: May I change my vote?

A: Yes, you may change your vote or revoke your proxy at any time before the vote at the Annual Meeting. You may change your vote prior to the Annual Meeting by executing a valid WHITE proxy card bearing a later date and delivering it to us prior to the Annual Meeting at Forest Laboratories, Inc., Attention: Corporate Secretary, 909 Third Avenue, New York, New York 10022. You may withdraw your vote at the Annual Meeting and vote in person by giving written notice to our Corporate Secretary. You may also revoke your vote without voting by sending written notice of revocation to our Corporate Secretary at the above address. Attendance at the meeting will not by itself revoke a previously granted proxy.

If you have previously signed a GOLD proxy card sent to you by the Icahn Group, you may change your vote by marking, signing, dating and returning the enclosed WHITE proxy card in the accompanying postage-paid envelope or by voting by telephone or via the Internet by following the instructions on your WHITE proxy card. Submitting an Icahn Group proxy card will revoke votes you have made via the Company’s WHITE proxy card.

Q: How are my shares voted if I submit a WHITE proxy card but do not specify how I want to vote?

A: If you submit a properly executed WHITE proxy card but do not specify how you want to vote, your shares will be voted “FOR” the election of each of the Company’s nominees for director; “FOR” approval of the compensation of the Company’s Named Executive Officers; for “1 Year” with respect to how frequently future advisory votes on the compensation of the Company’s Named Executive Officers should occur; and “FOR” the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012.

Q: Will my shares be voted if I don’t provide instructions to my broker?

A: If you are the beneficial owner of shares held in “street name” by a broker, you must instruct your broker how to vote your shares. If you do not provide voting instructions at least ten days prior to the Annual Meeting date, your broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (we refer to the latter case as a broker non-vote). In the case of a broker non-vote, your broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (NYSE).

Under NYSE rules, the proposal to ratify the appointment of BDO USA, LLP as Forest’s independent registered public accounting firm for the fiscal year ending March 31, 2012, the proposal to elect directors and the advisory votes relating to executive compensation are non-discretionary matters for which specific instructions from beneficial owners are required. As a result, your broker will not be allowed to vote with respect to the election of directors, the proposal to approve (on an advisory basis) the compensation of the Company’s Named Executive Officers, or the proposal to approve (on an advisory basis) the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers on your behalf if you do not provide your broker with specific voting instructions on these proposals.

Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the enclosed voting instruction card. Please vote promptly.

Q: What vote is required to elect directors?

A: As a result of the Icahn Group’s declared intention to propose alternative director nominees, assuming such nominees are in fact proposed up for election at the Annual Meeting and such nominees have not been withdrawn by the Icahn Group on or prior to the tenth day before we mail the Notice of Meeting in this Proxy Statement to our stockholders, there will be more nominees than available positions and, as provided in the Company’s Bylaws and Corporate Governance Guidelines, directors will be elected on a plurality basis. This means that the nine candidates receiving the highest number of “FOR” votes will be elected. A properly executed proxy card marked “WITHHOLD” with respect to the election of a director nominee will be counted for purposes of determining if there is a quorum at the Annual Meeting, but will not be considered to have been voted for or against the director nominee. Withhold votes and broker non-votes will have no effect on the outcome of the election.

It will NOT help elect your Board if you sign and return proxies sent by the Icahn Group even if you vote “AGAINST” or withhold on their directors using the Icahn GOLD proxy card. In fact, doing so may in fact cancel any previous vote you casted on the Company’s proxy card. The only way to support your Board’s nominees is to vote “FOR” the Board’s nominees on the WHITE proxy card.

In the event that the Icahn Group withdraws its nominees on or prior to the tenth day before we mail the Notice of Meeting in this Proxy Statement to our stockholders, we will disclose such withdrawal to our stockholders and, as provided by the Company’s Bylaws and Corporate Governance Guidelines, our directors will be elected by a vote of a majority of the votes cast. In the event that our directors are elected by a vote of a majority of the votes cast, you may vote “FOR” or “AGAINST” or abstain from voting with respect to each director nominee. A majority of votes cast means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” such director’s election. Abstentions and broker non-votes will have no effect on the outcome of the election.

Q: What happens in an uncontested election where the “majority of votes cast” standard applies and an incumbent director does not receive enough votes to be elected?

A: Pursuant to our Corporate Governance Guidelines, the Board expects an incumbent director to tender his or her irrevocable resignation if he or she fails to receive the required number of votes cast for his or her re-election. In order to ensure that the Company always has a fully functioning Board, if an incumbent director fails to receive the required number of votes cast, he or she continues as a holdover director except in a contested election where an alternative director has been duly elected. The Nominating and Governance Committee will act on an expedited basis to determine whether to accept or reject the director’s resignation and will submit such recommendation to the Board for prompt consideration. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board will make its decision public as soon as practicable following the Annual Meeting.

Q: What vote is required to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers?

A: This matter is being submitted to enable stockholders to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers. Since it is an advisory vote, the provisions of our Bylaws regarding the vote required to “approve” a proposal are not applicable to this matter. In order to be approved on an advisory basis, this proposal must receive the “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

Q: What vote is required to approve, on an advisory basis, the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers?

A: This matter is being submitted to enable stockholders to express a preference as to whether future advisory votes on executive compensation should be held every year, every two years or every three years. Since it is an advisory vote, the provisions of our Bylaws regarding the vote required to “approve” a proposal are not applicable to this matter. Abstentions and broker non-votes will not be counted as expressing any preference. If none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders. However, because this vote is advisory and not binding on us or our Board in any way, our Board may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the alternative selected by our stockholders.

Q: What vote is required to ratify the selection of BDO USA, LLP as Forest’s independent registered public accounting firm for the fiscal year ending March 31, 2012?

A: For approval of this proposal, the proposal must receive the “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on this proposal in the absence of voting instructions from the beneficial owner.

Q: Who will count the votes?

A: Votes will be counted by an independent inspector of election appointed for the Annual Meeting by the Chairman of the Annual Meeting.

Q: What do I need for admission to the Annual Meeting?

A: Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the Record Date, individuals holding a valid proxy from a record holder, and other persons authorized by the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in street name, you will need to provide proof of beneficial ownership on the Record Date, such as a brokerage account statement showing that you owned our stock as of the Record Date, a copy of a voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership as of the Record Date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above upon request, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags will be subject to search prior to your admittance to the Annual Meeting.

Q: Who pays for the Company’s solicitation of proxies?

A: We will pay for the entire cost of soliciting proxies on behalf of the Company. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding the Company’s proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by telephone, via the Internet or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but MacKenzie Partners, Inc. (MacKenzie), our third party proxy solicitor, will be paid a fee, estimated to be about $ [     ], for rendering solicitation services. MacKenzie expects that approximately 25 of its employees will assist in the solicitation. MacKenzie will ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of our common stock.

Our aggregate expenses, including those of MacKenzie, related to our solicitation of proxies in excess of those normally spent for an Annual Meeting as a result of the potential proxy contest and excluding salaries and wages of our regular employees, are expected to be approximately $[     ], of which approximately $[     ] has been spent to date. Appendix B sets forth information relating to our director nominees as well as certain of our directors, officers and employees who are considered “participants” in our solicitation under the rules of the U.S. Securities and Exchange Commission (SEC) by reason of their position as directors or director nominees of the Company or because they may be soliciting proxies on our behalf.

Q: How can I find out the results of the voting at the Annual Meeting?

A: We will announce preliminary results at the Annual Meeting. We will report final results in a filing with the SEC on Form 8-K.

Q: What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders?

A: Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to the Company in a timely manner. Proposals should be addressed to: Forest Laboratories, Inc., Attention: Corporate Secretary, 909 Third Avenue, New York, New York 10022. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2012 Annual Meeting of Stockholders, we must receive the written proposal no later than [     ], 2012. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act).

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal, including the nomination of directors, before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Pursuant to our Bylaws, a proposal may be brought before the meeting by a stockholder who was a stockholder of record at the time notice is given and is entitled to vote at the annual meeting, and who complied with the notice procedures specified in our Bylaws. To be timely for our 2012 Annual Meeting, we must receive the written notice at our principal executive offices between [     ], 2012 and [     ], 2012. For further information on how a stockholder may nominate a candidate to serve as a director, please see the disclosure appearing under the heading, “Selection of Nominees for Election to the Board” on Page 18.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Q: What is “householding” and how does it work?

A: The SEC’s “householding” rules permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. This procedure reduces printing and mailing costs. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by writing to Forest Laboratories, Inc., Attention: Corporate Secretary, 909 Third Avenue, New York, New York 10022, or by calling us at (212) 421-7850. Alternatively, if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.

If you are a beneficial owner (i.e., your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the Notice of Annual Meeting and Proxy Statement to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the Notice of Annual Meeting and Proxy Statement, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address, who are currently receiving multiple copies of the Notice of Annual Meeting and Proxy Statement and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth, as of June 15, 2011, the number of shares of common stock owned beneficially by any persons we know to be beneficial owners of more than five percent of our outstanding shares, each of our directors and each of our executive officers named in the Summary Compensation Table below and all of our directors and executive officers as a group: The percentage of ownership is calculated based upon the 276,413,122 shares of common stock issued and outstanding as of June 15, 2011.

	Amount and Nature of		Percent
Name and Address of Beneficial Owner	Beneficial Ownership		of Class (1)

5% Stockholders

Wellington Management Company, LLP (2)	37,195,201		13.46%
280 Congress Street
Boston, MA 02210

Vanguard Specialized Funds – Vanguard (3)	28,353,000		10.26%
Health Care Fund
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock Inc. (4)	22,291,465		8.06%
40 East 52nd Street
New York, NY 10022

High River Limited Partnership (5)	19,895,841		7.20%
c/o Icahn Associates Corp.
767 Fifth Avenue, 47th Floor
New York, NY 10153

ClearBridge Advisors, LLC (6)	17,559,392		6.35%
620 8th Avenue
New York, NY 10018

Named Executive Officers and Directors

Howard Solomon	3,549,797	(7)	1.28%

Lawrence S. Olanoff, M.D., Ph.D.	586,647	(8)	*

Elaine Hochberg	806,357	(9)	*

Francis I. Perier, Jr.	447,248	(10)	*

Marco Taglietti, M.D.	154,333	(11)	*

David Solomon	168,914	(12)	*

Nesli Basgoz, M.D.	36,779	(13)	*

William J. Candee, III	45,574	(14)	*

George S. Cohan	88,279	(15)	*

Dan L. Goldwasser	64,309	(16)	*

Kenneth E. Goodman	191,504	(17)	*

Lester B. Salans, M.D.	57,279	(18)	*

Peter J. Zimetbaum, M.D.	12,658	(19)	*

All directors and executive officers as a group	7,145,420	(20)	2.59%

*	Less than 1%

(1)	For purposes of computing the percentage of outstanding shares of common stock held by each person named above on a given date, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 14, 2011 by Wellington Management Company, LLP (Wellington Management). Wellington Management reported that it has shared voting power with respect to 6,785,416 shares of common stock and shared dispositive power with respect to 37,195,201 shares of common stock. Wellington Management acts as investment advisor to various clients who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares of common stock deemed to be beneficially owned by Wellington Management. Other than Vanguard Specialized Funds – Vanguard Health Care Fund, no such client of Wellington Management was known to have such right or power with respect to more than five percent of the shares of our common stock.

(3)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 10, 2011 by Vanguard Specialized Funds – Vanguard Health Care Fund (Vanguard). Vanguard reported that it has sole voting power with respect to 28,353,000 shares of common stock.

(4)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 4, 2011 by BlackRock Inc. (BlackRock). BlackRock reported that it has sole voting and dispositive power with respect to 22,291,465 shares of common stock.

(5)	Based on the information provided pursuant to a statement on a Schedule 13D filed with the SEC on June 17, 2011 (the Icahn Schedule 13D) by High River Limited Partnership, a Delaware limited partnership (High River) with respect to itself, the other members of the Icahn Group, Carl C. Icahn and certain other affiliated entities of Carl C. Icahn (collectively, the Reporting Persons). The Reporting Persons reported that (i) High River has sole voting power and sole dispositive power with regard to 3,979,168 shares of common stock (including shares underlying call options); (ii) Icahn Partners LP, a Delaware limited partnership (Icahn Partners), has sole voting power and sole dispositive power with regard to 6,095,186 shares of common stock (including shares underlying call options); (iii) Icahn Partners Master Fund LP, a Cayman Islands exempted limited partnership (Icahn Master), has sole voting power and sole dispositive power with regard to 6,582,778 shares of common stock (including shares underlying call options); (iv) Icahn Partners Master Fund II L.P., a Cayman Islands exempted limited partnership (Icahn Master II), has sole voting power and sole dispositive power with regard to 2,256,777 shares of common stock (including shares underlying call options); and (v) Icahn Partners Master Fund III L.P., a Cayman Islands exempted limited partnership (Icahn Master III), has sole voting power and sole dispositive power with regard to 981,932 shares of common stock (including shares underlying call options). Carl C. Icahn, by virtue of his relationship to High River, Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III, is deemed to beneficially own the shares of common stock which High River, Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III directly beneficially own. Per the Icahn Schedule 13D, each of the Reporting Persons may have shared voting and/or dispositive power over all or some of such shares.

(6)	Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 11, 2011 by ClearBridge Advisors, LLC (ClearBridge). ClearBridge reported that it has sole voting power with respect to 13,742,575 shares of common stock and sole dispositive power with respect to 17,559,392 shares of common stock.

(7)	Includes 125,000 shares of stock that are subject to a risk of forfeiture, 2,340,000 shares issuable pursuant to options that were exercisable on June 15, 2011 or which become exercisable within 60 days of June 15, 2011 and 58,431 shares held by a 501(c)(3) charitable foundation, as to which Mr. Solomon disclaims beneficial ownership.

(8)	Includes 235,000 shares issuable pursuant to options that were exercisable on June 15, 2011 or which become exercisable within 60 days of June 15, 2011. Does not include 10,000 shares beneficially owned by a charitable remainder trust as to which Dr. Olanoff disclaims beneficial ownership.

(9)	Includes 61,250 shares of stock that are subject to a risk of forfeiture and includes 652,500 shares issuable pursuant to options that were exercisable on June 15, 2011 or which become exercisable within 60 days of June 15, 2011 and 24,560 shares which are pledged as security.

(10)	Includes 96,250 shares of stock that are subject to a risk of forfeiture and includes 316,500 shares issuable pursuant to options that were exercisable on June 15, 2011 or which become exercisable within 60 days of June 15, 2011.

(11)	Includes 91,563 shares of stock that are subject to a risk of forfeiture and includes 49,500 shares issuable pursuant to options that were exercisable on June 15, 2011 or which become exercisable within 60 days of June 15, 2011.

(12)	Includes 93,000 shares of stock that are subject to a risk of forfeiture and includes 52,750 shares issuable pursuant to options that were exercisable on June 15, 2011 or which become exercisable within 60 days of June 15, 2011.

(13)	Includes 2,743 shares of stock that are subject to a risk of forfeiture and includes 32,121 shares issuable pursuant to options that were exercisable on June 15, 2011 or which become exercisable within 60 days of June 15, 2011.

(14)	Includes 2,743 shares of stock that are subject to a risk of forfeiture and includes 39,621 shares issuable pursuant to options that were exercisable on June 15, 2011 or which become exercisable within 60 days of June 15, 2011.

(15)	Includes 2,743 shares of stock that are subject to a risk of forfeiture and includes 39,621 shares issuable pursuant to options that were exercisable on June 15, 2011 or which become exercisable within 60 days of June 15, 2011.

(16)	Includes 2,743 shares of stock that are subject to a risk of forfeiture and includes 39,621 shares issuable pursuant to options that were exercisable on June 15, 2011 or which become exercisable within 60 days of June 15, 2011. Does not include 21,680 shares owned by Mr. Goldwasser’s wife of which Mr. Goldwasser disclaims beneficial ownership.

(17)	Includes 2,743 shares of stock that are subject to a risk of forfeiture and includes 17,621 shares issuable pursuant to options that were exercisable on June 15, 2011 or which become exercisable within 60 days of June 15, 2011.

(18)	Includes 2,743 shares of stock that are subject to a risk of forfeiture and includes 35,621 shares issuable pursuant to options that were exercisable on June 15, 2011 or which become exercisable within 60 days of June 15, 2011.

(19)	Includes 1,993 shares of stock that are subject to a risk of forfeiture and includes 10,000 shares issuable pursuant to options that were exercisable on June 15, 2011 or which become exercisable within 60 days of June 15, 2011.

(20)	Includes 809,084 shares of stock that are subject to a risk of forfeiture and includes 4,302,851 shares issuable pursuant to options that were exercisable on June 15, 2011 or which become exercisable within 60 days of June 15, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require our executive officers and directors and persons owning more than 10% of our common stock to file certain reports on ownership and changes in ownership with the SEC. Based on a review of our records and other information, we believe that during fiscal year 2011, our executive officers and directors and all persons holding more than 10% of our common stock timely filed all such Section 16(a) reports.

PROPOSAL 1
ELECTION OF DIRECTORS

Our entire Board is elected each year at the Annual Meeting of Stockholders. The Board is currently composed of nine members. The nine nominees include seven independent directors as defined in the NYSE rules and regulations.

Each nominee elected as a director will continue in office until the next Annual Meeting of Stockholders or until his or her successor has been elected or appointed. Each person nominated below has consented to be named in this Proxy Statement and has agreed to serve if elected.

We believe that each of our nominees has professional experience in areas relevant to our strategy and operations and offers experience, leadership and continuity at a critical time for the Company’s future. We also believe that our nominees have other attributes necessary to create an effective board: high personal and professional ethics, integrity and values; vision and long-term strategic perspective; experience with regulatory and government processes; practical judgment and excellent decision-making skills; the ability to devote significant time to serve on our board and its committees and to work in a collaborative manner with other board members; and a commitment to representing the long-term interests of all our stockholders.

The names of our Board nominees and certain other information about them is set forth further below.

The Board unanimously recommends a vote “FOR” each of the Board’s nine nominees for director on the enclosed WHITE proxy card.

The persons named as proxies intend to vote the proxies “FOR” the election of each of these nominees unless you indicate on the WHITE proxy card a vote against or an abstention with respect to any of the nominees. If for some reason any director nominee is unable to serve, or for good cause will not serve if elected, the persons named as proxies may vote for a substitute nominee recommended by the Board, and unless you indicate otherwise on the WHITE proxy card, the proxies will be voted in favor of the remaining nominees. If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by SEC rules.

Background to Potential Contested Solicitation

On June 8, 2011, the Company received a notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 regarding the intention of Carl C. Icahn to acquire more than $659.5 million but less than 25% of our voting securities. On June 10, 2011, High River Limited Partnership and certain affiliated entities, a group of hedge funds led by Mr. Icahn (collectively, the Icahn Group) delivered a notice to the Company announcing their intent to nominate a slate of four alternative directors to stand for election at the Annual Meeting of Stockholders, which matter is under review. On June 14, 2011, representatives of the Company met with representatives of the Icahn Group. At the June 14 meeting, the parties discussed the Company’s business strategy, the Icahn Group representatives shared with the Company’s representatives their perspectives on the Company and the upcoming annual election and the Icahn Group also indicated they would potentially be willing to withdraw their nomination notice and competing nominee slate if the Company were to agree to appoint to the Board three nominees selected by the Icahn Group and implement certain changes relating to potential stockholder rights plans, DGCL Section 203 and issuance of shares without stockholder approval. No agreements or understandings resulted from that meeting, and further discussions have not occurred with respect to a potential settlement. On June 24, 2011, the Company was notified that early termination had been granted to Carl C. Icahn with respect to the applicable Hart-Scott-Rodino waiting period.

In addition, by letter dated June 16, 2011, the Icahn Group submitted a request pursuant to Section 220 of the General Corporation Law of the State of Delaware to inspect certain books and records of the Company relating to the potential exclusion action by the Office of the Inspector General, Department of Health and Human Services with respect to participation by Mr. Howard Solomon in federal healthcare programs (collectively, the HHS-OIG Demand). The Company rejected the demand as improper under Delaware law. On June 28, 2011, the Icahn Group commenced litigation in the Delaware Court of Chancery seeking access to the materials requested in the HHS-OIG Demand. The action is captioned High River Limited Partnership, et al. v. Forest Laboratories, Inc., C.A. No. 6614-CS, and the Company intends to defend its rights under and comply fully with Delaware law. In addition, on June 21, 2011, the Icahn Group submitted a request to inspect the Company’s stocklists of stockholders and ancillary materials; arrangements have been made to provide such stocklist-related materials to which the Icahn Group is entitled under Delaware law.

Biographical Information for Nominees

In addition to the information set forth below, Appendix B sets forth information relating to our director nominees as well as certain of our directors, officers and employees who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors or director nominees of the Company or because they may be soliciting proxies on our behalf. The following persons have been nominated as directors:

Howard Solomon	Director since 1964

Mr. Solomon, age 83, is the Chairman of the Board and has served as our Chief Executive Officer since 1977. Effective December 31, 2010, Mr. Solomon also assumed the title of President. We believe that Mr. Solomon’s experience as a senior executive in our industry, his in-depth knowledge of our Company and its day-to-day operations and his strong strategic vision for the Company qualify him to serve on our Board.

Lawrence S. Olanoff, M.D., Ph.D.	Director since 2006

Dr. Olanoff, age 59, is a Senior Scientific Advisor to the Company and its former President and Chief Operating Officer (October 2006 to December 2010). Dr. Olanoff also currently serves as an Adjunct Assistant Professor and Special Advisor to the President for Corporate Affairs at the Medical University of South Carolina. From July 2005 to October 2006, Dr. Olanoff served as President and Chief Executive Officer at Celsion Corporation where he was also a director from July 2005 to June 2007. For the ten years prior to July 2005, Dr. Olanoff served as Executive Vice President – Chief Scientific Officer at Forest. Dr. Olanoff’s detailed knowledge of the pharmaceutical industry, his service as a senior executive and intimate knowledge of Forest’s operations and his extensive experience with and participation in research and development combine to make him a valuable member of the Board.

Nesli Basgoz, M.D.	Director since 2006

Dr. Basgoz, age 53, is the Associate Chief for Clinical Affairs, Division of Infectious Diseases, Massachusetts General Hospital (MGH) and serves as Associate Professor of Medicine at Harvard Medical School. Dr. Basgoz previously served as Clinical Director, Infectious Diseases Division of MGH. Dr. Basgoz’s extensive experience with clinical trials provides her with the skills and experience necessary to effectively advise the Board and management with respect to the clinical trial process. Moreover, her expertise in infectious diseases allows Dr. Basgoz to advise the Board and management with respect to the Company’s current and potential portfolio of drugs within the relevant indications.

William J. Candee, III	Director since 1959

Mr. Candee, age 84, is the Co-Chairman of the Board and a principal of TXX Services, LLC, a transportation company with operations in New York, New Jersey and Connecticut. For more than five years prior to June 2004, Mr. Candee was of counsel to the law firm of Rivkin Radler, LLP. Mr. Candee has served on numerous boards of directors and has also acted as liaison between affiliated boards of directors. His career-long experience with matters of business and law has assisted the Board’s consideration of management issues and strategic initiatives, many of which involve complex legal and financial arrangements.

George S. Cohan	Director since 1977

Mr. Cohan, age 87, has been President of the George Cohan Company, Inc., a consultancy, since June 1989. During the span of his career, Mr. Cohan has held management positions at various marketing, advertising and communications companies and this professional experience, coupled with his in-depth knowledge of the Company, allow him to add valuable perspectives to the discussions of our Board and to offer advice and insight to management, particularly with respect to Forest’s marketing and communications efforts.

Dan L. Goldwasser	Director since 1977

Mr. Goldwasser, age 71, is a practicing attorney and has been a shareholder at the law firm Vedder Price, P.C. since May 1992. Mr. Goldwasser has previously been chairman of the American Bar Association’s Business Law Section’s Committee on Law and Accounting and the American Bar Association’s co-chairman of the National Conference of Lawyers and Certified Public Accountants and was a member of the Auditing Standards Board of the American Institute of Certified Public Accountants. Mr. Goldwasser’s expertise in legal and accounting matters and his more than 30 years of service as a director qualify him for service on the Board.

Kenneth E. Goodman	Director since 1998

Mr. Goodman, age 63, is the former President and Chief Operating Officer of Forest (December 1998 to September 2006). For eighteen years prior thereto, Mr. Goodman served as Forest’s Vice President – Finance and Chief Financial Officer and in addition served as Executive Vice President – Operations since February 1998, during which time he helped to oversee a significant expansion of the scope of the operations of the Company. From 1975 to 1980, he served as a senior financial officer at Wyeth (now part of Pfizer Incorporated). Mr. Goodman’s intimate knowledge of Forest’s operations and his substantial expertise in financial matters make him a valuable member of the Board and provide an important interface between management and the Board.

Lester B. Salans, M.D.	Director since 1998

Dr. Salans, age 75, is a Clinical Professor and member of the Clinical Attending Staff – Internal Medicine at the Mount Sinai Medical School. Prior thereto, Dr. Salans served as the Vice President of Academic and Scientific Affairs and Vice President of Preclinical Research at Sandoz Pharmaceutical Corporation. Dr. Salans is a former Director of the National Institutes of Health and the National Institute of Arthritis, Diabetes, Digestive and Kidney Diseases and is a frequent lecturer on diabetes. Dr. Salans’ medical expertise in the fields of diabetes mellitus, obesity and endocrinology allows him to advise the Board and management generally on matters relating to research and development and more specifically with respect to the Company’s current and potential portfolio drugs within such indications.

Peter J. Zimetbaum, M.D.	Director since 2009

Dr. Zimetbaum, age 47, served as Director of Clinical Electrophysiology at Beth Israel Deaconess Medical Center in Boston (BIDMC) from 2001 to 2005. Since 2005, he has served as Director of Clinical Cardiology at BIDMC. Additionally, since 2006, Dr. Zimetbaum has been an Associate Professor of Medicine at the Harvard Medical School. Dr. Zimetbaum received his M.D. degree from Albert Einstein College of Medicine in 1990 and is board certified in both Cardiovascular Medicine and Cardiovascular Electrophysiology. Dr. Zimetbaum’s extensive experience in the practice of medicine and clinical trials allows him to advise the Board and management with respect to the perspectives of physicians and other healthcare providers who use the Company’s products as well as the clinical trial process. Moreover, Dr. Zimetbaum’s expertise in cardiology is a valuable resource to the Board and management in analyzing current and potential portfolio drugs within the relevant indications.

CORPORATE GOVERNANCE

We seek to follow best practices in corporate governance in a manner that is in the best interests of our business and our stockholders. We are in compliance with the corporate governance requirements imposed by the Sarbanes-Oxley Act, the SEC and the NYSE and will continue to review our policies and practices to meet ongoing developments in this area.

Code of Business Conduct and Ethics

All of our employees, including our Chief Executive Officer (CEO), Chief Financial Officer (CFO), all other senior financial officers and all other executive officers, are required to comply with our Code of Business Conduct and Ethics. You can access our Code of Business Conduct and Ethics by clicking on the “Corporate Governance” link in the “Investors” section of our website at www.frx.com. The Code of Business Conduct and Ethics is also available in print to any requesting stockholder. We post amendments to, and waivers of, our Code of Business Conduct and Ethics, as applicable, on our website.

Corporate Governance Guidelines

Our Corporate Governance Guidelines reflect the principles by which we operate. From time to time, the Nominating and Governance Committee and the Board review and revise our Corporate Governance Guidelines in response to regulatory requirements and evolving best practices. You can access our Corporate Governance Guidelines by clicking on the “Corporate Governance” link in the “Investors” section of our website at www.frx.com. The Corporate Governance Guidelines are also available in print to any requesting stockholder.

Disclosure, Legal Compliance and Risk Management Committee

The Disclosure, Legal Compliance and Risk Management Committee (the Disclosure Committee) is made up of the following members of senior management: CFO, Chief Commercial Officer, Vice President – General Counsel and Senior Vice President – Research and Development. The primary purpose of the Disclosure Committee is to review and evaluate our disclosure documents, to develop and monitor a program of risk assessment and management and to evaluate legal compliance and compliance with our Code of Business Conduct and Ethics. The Disclosure Committee met five times during the fiscal year ended March 31, 2011. The Disclosure Committee does not have oversight responsibility for financial matters, including financial statements and systems of internal control over financial reporting, which are monitored by the Company’s Audit Committee.

Compliance Committee

We have established a Compliance Committee chaired by our Vice President – Compliance and Chief Compliance Officer. Our Compliance Committee is responsible for overseeing our program for compliance with applicable laws and regulations specific to the pharmaceutical industry. The Compliance Committee includes senior management and senior departmental personnel from various corporate divisions (marketing, contract-customer operations, medical and scientific affairs, sample policy compliance, operations, corporate quality management, internal audit and legal counsel). Other personnel are invited to participate from time to time as specific issues warrant. The Compliance Committee meets approximately every six weeks to review issues related to our Comprehensive Compliance Program, establish and approve compliance policies and provide support, guidance and advice to our Chief Compliance Officer regarding the compliance program.

Certain Relationships and Related Persons Transactions

Family Relationships. David Solomon, our Senior Vice President – Corporate Development and Strategic Planning, is the son of Howard Solomon, Chairman of the Board, CEO, President and a director of the Company.

Related Persons Transaction Procedures. The Company’s written Code of Business Conduct and Ethics provides that all conflicts of interest, including transactions with Related Persons (as defined in Item 404 of Regulation S-K), are prohibited unless approved by the Company’s Board or a Committee of the Board. In addition, all directors and executive officers are required to annually complete a questionnaire to identify their related interests and are required to notify the Company of changes in that information. These reports are reviewed in the first instance by the Company’s outside counsel. If members of management or the Board become aware of a related person transaction, then with respect to matters other than executive officer compensation, the Audit Committee is responsible for reviewing and approving or ratifying any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a Related Person has a direct or indirect material interest. The Compensation Committee is responsible for annually reviewing and approving compensation arrangements with executive officers of the Company whose annual compensation exceeds $120,000.

BOARD MATTERS; COMMITTEES

Board of Directors Meetings and Attendance of Directors

The Board held eight meetings during the fiscal year ended March 31, 2011. During fiscal year 2011, each of the directors attended 75% or more of the combined total meetings of the Board and the respective committees on which he or she served. Directors are required to make every reasonable effort to attend the Annual Meeting of Stockholders. All members of the Board attended our 2010 Annual Meeting of Stockholders.

Board Leadership Structure

The Board believes the interests of all stockholders are best served at the present time through a leadership model with a combined Chairman and CEO position. However, the Board retains authority to amend the Bylaws to separate the positions of Chairman and CEO at any time.

Mr. Solomon, the current Chairman and CEO, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company, and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to our stockholders, employees, partners and customers. Furthermore, the Board believes that Mr. Solomon’s experiences as CEO and other insights put him in the best position to provide broad leadership for the Board as it considers strategy and as it exercises its fiduciary responsibilities to its stockholders.

The Board has amended its Corporate Governance Guidelines to provide for the position of a presiding director. Mr. Goodman, who was appointed by the Board to the position of presiding director on December 6, 2010, will be responsible for, among other things, presiding at all meetings at which the Chairman is not present, including executive sessions of the independent directors, and apprising the Chairman of the issues considered at such meetings; being available for consultation and direct communication with the Company’s stockholders; calling meetings of the independent directors when necessary and appropriate; and, in consultation with the other independent directors, advising the Chairman as to an appropriate schedule of Board meetings and reviewing and providing the Chairman with input regarding the agenda for Board meetings. In addition, the Board believes that its governance practices support its independent oversight, including having open and direct communication with management, encouraging independent director input on meeting agendas, performing annual evaluations of director performance and holding regular executive sessions. In addition, each independent director has access to the CEO and other Company executives upon request, and may call meetings of the independent directors and may request agenda topics to be added or dealt with in more detail at meetings of the full Board or an appropriate Board committee.

The Board’s Role in Risk Oversight

In order to assist the Board in overseeing risk management, we use enterprise risk management (ERM), a company-wide initiative overseen by the Disclosure Committee that involves the Audit Committee, management and other personnel, in an integrated effort to identify, assess, prioritize and manage a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial) that may affect our ability to execute on our corporate strategy and fulfill our business objectives. The ERM approach is designed to enable the Board to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities, to review the Company’s risk exposure and to elevate certain key risks for discussion at the Board or Audit Committee level.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of our Board and the Disclosure Committee also have responsibility for risk management. Our

Board is advised by the committees of significant risks and management’s response via periodic updates. The Audit Committee oversees our financial risk exposures, including monitoring the integrity of our financial statements, financial reporting process and systems of internal controls, accounting and legal compliance and the independence and qualifications of our independent registered public accounting firm, and receives an annual internal controls assessment report from our independent registered public accounting firm. Additionally, as discussed below in “Compensation Discussion and Analysis – What the Compensation Program is Designed to Reward”, the Compensation Committee attempts to design compensation standards for the Company’s personnel in a way that discourages behavior that may lead to excessive risk-taking. Finally, as discussed above, the Disclosure Committee is responsible for developing and monitoring a program of risk assessment and management and overseeing our ERM program.

Director Independence

The Board has affirmatively determined that the following directors have no material relationship with us and are independent within the meaning of the NYSE definition of “independence”: Nesli Basgoz, M.D., William J. Candee, III, George S. Cohan, Dan L. Goldwasser, Kenneth E. Goodman, Lester B. Salans, M.D. and Peter J. Zimetbaum, M.D. To assist in making the independence determination, the Board has adopted Director Qualification Standards as part of our Corporate Governance Guidelines. The Director Qualification Standards satisfy the NYSE independence requirements, and a copy of these standards is attached to this Proxy Statement as Appendix A. In determining that Dr. Zimetbaum was independent within the meaning of the NYSE definition of “independence”, the Board considered the Consultant Services Letter Agreement that Dr. Zimetbaum and the Company entered into on October 21, 2010, pursuant to which Dr. Zimetbaum may provide consulting services to Forest on a project-by-project basis relating to the evaluation of products and potential product opportunities. The Agreement provides that the total annual fees payable to Dr. Zimetbaum for such services cannot exceed $100,000 per annum. Independent directors receive no compensation from us for service on the Board or the Committees other than directors’ fees and non-discretionary grants under our 2007 Equity Incentive Plan.

Executive Sessions

As required by the NYSE listing standards, our non-management directors meet in executive session at which only non-management directors are present on a regularly scheduled basis. Historically, our non-management directors chose the presiding director for each meeting in executive session by majority vote on a meeting-by-meeting basis. However, as discussed above, with Mr. Goodman’s appointment as presiding director, Mr. Goodman will now preside over each meeting of the independent directors in executive session (see “Board Leadership Structure” above at Page 16).

Communications with Directors

You may contact the entire Board, any Committee, the non-management directors as a group or any individual director by calling our Audit Committee Hotline at 1-800-461-0825. An outside vendor collects all reports or complaints and delivers them to the Audit Committee. The Audit Committee will forward all correspondence to the appropriate director or group of directors. You are also welcome to communicate directly with the Board at the Annual Meeting of Stockholders.

Board Committees

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Board Compliance Committee. All of the members of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Board Compliance Committee are independent directors within the meaning of the NYSE Listing Standards and Securities Exchange Act of 1934, as amended (the Exchange Act), Rule 10A-3. Each of the committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by Forest.

The Board-approved charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are available on our website by clicking on the “Corporate Governance” link under the “Investors” section at www.frx.com. The charters are also available in print to any requesting stockholder.

Audit Committee. For the fiscal year ended March 31, 2011, the Audit Committee consisted of William J. Candee, III (the Chairman), Dan L. Goldwasser and Lester B. Salans, M.D. The Board has determined that Mr. Goldwasser qualifies as an “audit committee financial expert” for purposes of the federal securities laws.

The Audit Committee’s primary responsibilities are to: (i) oversee our financial reporting principles and policies and internal control systems, including review of our quarterly and annual financial statements; (ii) review and monitor the performance and independence of our independent registered public accounting firm and the performance of the internal auditing department; (iii) provide an open avenue of communication among the independent registered public accounting firm, financial and senior management, the internal audit department and the Board; and (iv) appoint (subject to stockholder ratification), evaluate, compensate and, where appropriate, terminate and replace our independent registered public accounting firm. The Audit Committee held seven meetings during fiscal year 2011.

Compensation Committee. The Compensation Committee is composed of Messrs. Candee, Cohan, Goldwasser (the Chairman) and Dr. Salans. Pursuant to the Compensation Committee Charter, the Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers and (ii) producing an annual report on executive compensation for inclusion in our Proxy Statement in accordance with applicable rules and regulations. During the fiscal year ended March 31, 2011, the Compensation Committee held one meeting at which the Committee made recommendations concerning compensation for our executive officers for the 2011 calendar year and granted stock options and stock awards under the 2007 Equity Incentive Plan. The Committee approved all other equity awards granted during the year at regularly scheduled Board meetings.

Nominating and Governance Committee. The Nominating and Governance Committee is composed of Messrs. Candee (the Chairman), Cohan, Goldwasser and Dr. Salans. The Committee’s responsibilities include (i) identifying individuals qualified to become Board members consistent with criteria approved by the Board and recommending that the Board select the director nominees for the next Annual Meeting of Stockholders; (ii) developing and recommending to the Board the Corporate Governance Guidelines; and (iii) overseeing evaluation of the Board and management. The Nominating and Governance Committee held one meeting during fiscal year 2011.

Board Compliance Committee. The Board Compliance Committee is composed of Lester B. Salans, M.D. (the Chairman), Peter J. Zimetbaum, M.D and Nesli Basgoz, M.D. The Committee’s responsibilities include (i) reviewing and overseeing matters relating to our compliance with Federal health care program requirements, FDA requirements and the obligations imposed by the Corporate Integrity Agreement dated September 15, 2010 that we entered into with the Office of Inspector General of the U.S. Department of Health and Human Services; (ii) appointing, compensating, retaining (or terminating) and overseeing the work of an independent Compliance Expert; and (iii) providing an additional avenue of communication among Compliance Department personnel, including the Chief Compliance Officer, the Compliance Committee described at Page 14 of this Proxy Statement, our management and the Board. The Board Compliance Committee was formed in December 2010 and held three meetings during fiscal year 2011.

Selection of Nominees for Election to the Board

The Nominating and Governance Committee has established a process for identifying and evaluating nominees for director. The Nominating and Governance Committee believes that its process for identifying and evaluating nominees is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further Forest’s purposes. The Nominating and Governance

Committee will consider nominees recommended by stockholders in accordance with our Bylaws as well as those recommended by management or consultants retained by the Nominating and Governance Committee. Under our Bylaws and as described in this Proxy Statement under the heading, “What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders?”, any interested person may recommend a nominee by submitting the nomination within the timeframe specified by our Bylaws, together with the information and materials required by our Bylaws, to the Company’s Secretary at Forest Laboratories, Inc., Attention: Corporate Secretary, 909 Third Avenue, New York, New York 10022. All recommended candidates submitted in accordance with our Bylaws will be considered using the criteria set forth in our Corporate Governance Guidelines.

The Nominating and Governance Committee will consider, among other factors, the following to evaluate recommended nominees:

•	The Board’s current composition, including expertise, diversity, balance of management and non-management directors;

•	Independence and other qualifications required or recommended by applicable laws, rules and regulations (including NYSE requirements) and Forest’s policies and procedures; and

•	The general qualifications of potential nominees, including, but not limited to: personal integrity, loyalty to Forest and concern for its success and welfare; experience at strategy and policy setting, high-level leadership experience in business; breadth of knowledge about issues affecting Forest; an ability to work effectively with others; sufficient time to devote to Forest; and freedom from conflicts of interest.

The Nominating and Governance Committee annually reviews the individual expertise and skills of the directors as well as the composition of the Board as a whole. The Corporate Governance Guidelines expressly provide for the Board to consider the configuration of the Board in evaluating qualifications of potential Board members. In this regard, the Nominating and Governance Committee strives to nominate directors with diverse business and professional experience and skills relevant to the Company’s current and anticipated needs. The Nominating and Governance Committee does not follow any fixed ratio or formula to determine the appropriate mix, but rather uses its judgment to seek directors whose attributes and experience taken as a whole will contribute to the high standards of Board service at the Company.

Named Executive Officers of Forest

Name	Age	Position with Forest

Howard Solomon	83	Chairman of the Board, CEO and President

Lawrence S. Olanoff, M.D., Ph.D.	59	President and Chief Operating Officer (COO) (1)

Elaine Hochberg	54	Executive Vice President and Chief Commercial Officer

Francis I. Perier, Jr.	51	Executive Vice President Finance and Administration and CFO

Marco Taglietti, M.D.	51	Senior Vice President Research and Development and President, Forest Research Institute, Inc.

David Solomon	44	Senior Vice President – Corporate Development and Strategic Planning

(1)	Dr. Olanoff retired from his positions as our President and COO effective December 31, 2010, but remains a Director and continues to provide consulting services to us in his capacity as Senior Scientific Advisor to the Company.

Set forth below is certain biographical information concerning our executive officers who are not also directors:

Elaine Hochberg is Executive Vice President and Chief Commercial Officer of the Company since December 31, 2010. Prior thereto, Ms. Hochberg served as our Senior Vice President – Marketing from December 1999 through December 2010 and has also served as our Chief Commercial Officer since December 2007. Ms. Hochberg joined us in June 1997 as Vice President – Marketing of our wholly-owned subsidiary Forest Pharmaceuticals, Inc. In February 1998, she was promoted to Vice President – Marketing of the Company. Prior to joining us in 1997, Ms. Hochberg was Assistant Vice President – Marketing at Wyeth-Lederle Laboratories.

Francis I. Perier, Jr. is Executive Vice President Finance and Administration and CFO of the Company since December 31, 2010. Prior thereto, Mr. Perier served as our Senior Vice President – Finance from September 2004 through December 2010 and has also served as our CFO since September 2004. From March 2004 until joining us in September 2004, Mr. Perier was Vice President – Finance – Operations Planning – Americas Medicines at Bristol-Myers Squibb. For eight years prior to March 2004, Mr. Perier served in senior financial positions at Bristol-Myers Squibb including four years as Vice President – Finance, Planning, Business Development and Information Technology at its ConvaTec Division. Prior to that, Mr. Perier had been a partner at Deloitte & Touche, LLP.

Marco Taglietti, M.D. is Senior Vice President Research and Development of the Company and President, Forest Research Institute, Inc. since December 31, 2010. Prior thereto, Dr. Taglietti served as our Vice President – Research and Development since December 2008. Dr. Taglietti joined Forest in August 2007 as Executive Vice President – Research and Development and Chief Medical Officer of our wholly-owned subsidiary Forest Research Institute, Inc. Prior to joining us, Dr. Taglietti was Senior Vice President and Head of Global Research and Development at Stiefel Laboratories for three years. Prior to that, Dr. Taglietti was at Schering-Plough for twelve years in positions of increasing responsibilities including Vice President – Worldwide Clinical Research for Anti-Infectives, Oncology, CNS, Endocrinology and Dermatology.

David Solomon is Senior Vice President – Corporate Development and Strategic Planning since December 31, 2010. Prior thereto, Mr. Solomon served as our Vice President – Business Development and Strategic Planning from December 2007 through December 2010. From June 2006 through December 2007, Mr. Solomon served as our Vice President – Business Development. Mr. Solomon joined the Company in 2001.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board (the Committee) is responsible for setting and administering the policies that govern executive salaries, cash bonus awards and equity incentive awards. The Committee reviews and approves, or in some cases recommends for the approval of the full Board, the annual compensation, including equity grants, for Forest’s executive officers, including Howard Solomon, Chairman of the Board, CEO and President; Lawrence S. Olanoff, M.D., Ph.D., our former President and COO; Elaine Hochberg, Executive Vice President and Chief Commercial Officer; Francis I. Perier, Jr., Executive Vice President Finance and Administration and CFO; Marco Taglietti, M.D., Senior Vice President Research and Development and President of Forest Research Institute, Inc.; and David Solomon, Senior Vice President – Corporate Development and Strategic Planning (collectively, the Named Executive Officers). The Committee operates pursuant to a charter that further outlines the Committee’s specific authority, duties and responsibilities and may, pursuant to its charter, form and delegate authority to subcommittees when appropriate.

Executive Summary

We seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our Named Executive Officers for their contributions to the Company’s achievements aimed at long-term strategic management and enhancement of stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our Named Executive Officers’ total compensation is composed of a mix of base salary, annual cash incentive bonus and long-term incentive equity awards that include both stock options and restricted stock grants.

Effective December 31, 2010, Dr. Lawrence S. Olanoff retired from his post of President and COO of the Company. Dr. Olanoff continues to serve as a Director and a Senior Scientific Advisor to the Company. Also, as further described below in the Compensation Discussion and Analysis section, several executive officers of the Company were promoted effective December 31, 2010.

Our fiscal 2011 performance, including our performance relative to our peers, along with the individual performance of our executive officers, served as key factors in assessing compensation established for calendar 2011, including as follows:

•	During fiscal 2011, we completed certain transactions intended to build a portfolio of marketed and pipeline products, including an in-license of certain compounds being developed for chronic pain from Grünenthal GmbH and the acquisition from TransTech Pharma, Inc. of rights to certain compounds in development for the treatment of type II diabetes products.

•	The Committee took note of the continued growth in the sales of Bystolic® and Namenda® as well as the introduction of Teflaro®. The Committee also considered the successful licensing of worldwide rights (outside of the U.S., Canada and Japan) to Teflaro to AstraZeneca AB (AstraZeneca) and Canadian rights to Bystolic and Savella® to a subsidiary of Johnson & Johnson.

•	As part of our annual review of executive compensation, the Committee compiled an analysis of compensation levels paid by a peer group of pharmaceutical companies. The Committee also reviewed a survey of compensation practices in the pharmaceutical industry prepared by Towers Watson (formerly Towers Perrin), an independent compensation consulting firm specializing in compensation issues.

•	Executive salaries are reviewed on an annual basis and increases are based on evaluation of each individual executive’s performance, and take into account promotions associated with additional responsibilities and to the salaries paid to persons in similar positions by pharmaceutical companies in the peer group.

In fiscal 2011, we continued to adjust our compensation programs to further align the interests of our Named Executive Officers with our stockholders’ interests by allocating a larger portion of executive officer compensation to cash and equity incentive compensation. We allocated further incremental compensation, which in prior years would have been paid as base salary, to the category of equity awards. This continuing trend has also served to more closely align the Company’s compensation structure to that of the other companies in the peer group.

The basis for our compensation program in fiscal 2011 is built upon the Company’s compensation governance framework and our overall pay-for-performance philosophy, which are demonstrated by:

•	Our practice of structuring executive compensation so that more senior executives receive a greater portion of their total compensation in the form of long-term incentive compensation than lower level executives, as the decisions made by more senior executives tend to have longer range impact than decisions made by their less senior counterparts.

•	Our policy of measuring performance by focusing on subjective criteria which reflect on the executive’s contributions to the long-term performance of the Company and to a more limited degree relying on objective criteria drawn from historical data which primarily reflects only short-term achievements.

•	The Committee’s consideration of internal pay equity analyses comparing the relative compensation of our senior executives to our lower level employees when making compensation determinations with regard to the Named Executive Officers.

•	The Committee’s use of compensation reports prepared by an independent compensation consultant that has no relationship with management.

•	As part of our Corporate Governance Guidelines, stockholders are given the opportunity to express their approval of the Company’s compensation through an annual advisory say-on-pay vote. The Company considers the results of each annual say-on-pay vote in structuring its executive compensation policies and decisions. During our 2010 Annual Meeting, stockholders who beneficially owned 81% of our shares approved our executive compensation policies and procedures as described in the “Compensation Discussion and Analysis” section of the 2010 Proxy Statement.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2011 compensation of the Named Executive Officers.

Objectives of the Compensation Program

The Company’s compensation program, including its executive compensation program, is designed to provide compensation packages that attract, motivate and retain outstanding executive personnel. The Committee structures compensation packages by applying the following general principles which can be adapted to address the different circumstances of the Company from year to year:

•	the total compensation program should be competitive with companies with which the Company competes for executive talent in order to attract, motivate and retain outstanding personnel as the Committee believes that doing so is a key element in supporting the Company’s long-term performance and creating stockholder value;

•	the compensation program should be simple and transparent so that it can be easily understood by the Company’s employees and investors;

•	the compensation program should be flexible and capable of year-to-year adjustments in order to reflect current compensation trends;

•	compensation should be structured in a rational pattern; that is, as an executive’s responsibilities increase, his or her total compensation should increase, and specifically, the portion of his or her total compensation which consists of incentive and discretionary compensation should increase;

•	compensation should be established based on a “bottom-up” approach since comparable compensation information with respect to lower level and mid-tier executives is more current and more accurately reflects market rates due to the higher turnover rate of personnel in such tiers as compared to the turnover of senior level executives;

•	a significant portion of executive compensation should be incentive compensation and more senior executives should have a greater portion of their total compensation be in the form of long-term incentive compensation than lower level executives as the decisions made by more senior executives tend to have longer range impact than decisions made by their less senior counterparts;

•	compensation should include a mix of cash and equity, and should include long-term incentive compensation that fosters the continued loyalty and productivity of the executive and aligns the executive’s interests with those of the Company’s stockholders;

•	compensation programs should be egalitarian to promote stockholder confidence and maintain employee morale, specifically cash merit raises to executives should be commensurate with merit raises to non-executive employees; and

•	reviews of executive performance should focus on subjective criteria which focus on the executive’s contributions to the long-term performance of the Company and should not be constrained to reviews of objective criteria drawn from historical data which reflect only short-term achievements.

What the Compensation Program is Designed to Reward

The compensation program for the Company’s executives is designed to reward their contributions to the Company’s achievements aimed at long-term strategic management and enhancement of stockholder value. In order to measure the contributions of the executive officers, the Committee reviews reports prepared by management and a report prepared independently by the Chairman of the Committee relating to corporate performance during the prior fiscal year. These reports specifically focus on performance of the Company’s promoted products, strategic acquisitions and management of the Company’s product pipeline, protection and management of the Company’s intellectual property portfolio, as well as reviews of financial information, including changes in revenues and earnings per share during the prior fiscal years. The Committee believes that its review process enables it to give appropriate weight to the Company’s financial results as well as intangible achievements which may not be directly measurable in the current year but are geared toward the future growth of the Company in its evaluation of executive officer compensation. The report of the Chairman of the Committee also includes a comparative analysis of the Company’s compensation practices with those of other companies within its peer group, which enables the Committee to evaluate whether its compensation program is competitive within its industry. In addition, this year the Committee continued to focus on adjusting allocations of compensation among the various elements to augment the at-risk and equity portions of executive officer compensation which are the elements designed to reward and promote the creation of long-term value and thereby discourage behavior that leads to excessive risk.

Peer Group Review

As noted above, as part of its overall review of executive compensation, the Committee conducts a comparative analysis of compensation levels paid by a peer group of pharmaceutical companies to evaluate the structure and the competitive strength of the Company’s compensation program. The Chairman of the Committee selected a peer group of pharmaceutical companies based on his review of all publicly traded pharmaceutical companies with revenues ranging from approximately $1 billion to $10 billion for which there was available compensation data from proxy materials. The Committee also reviewed a survey of compensation practices in the pharmaceutical industry prepared by Towers Watson. The companies which made up the Company’s peer group for fiscal year 2011 were: Allergan, Inc., Biogen Idec Inc., Celgene Corporation, Cephalon, Inc., Endo Pharmaceuticals Solutions Inc., Genzyme Corporation, Gilead Sciences, Inc., King Pharmaceuticals, Inc., Mylan Inc. and Watson Pharmaceuticals, Inc. For purposes of assessing the compensation for Named Executive Officers other than the CEO and COO, the Committee also considered compensation levels at certain larger pharmaceutical companies (Abbott Laboratories, Amgen Inc., AstraZeneca plc, Bristol-Myers Squibb Company, Eli Lilly and Company, Johnson & Johnson, Merck & Co., Inc., Roche Group, Sanofi-Aventis SA and Pfizer Inc.) with which the Company competes for executive talent.

Elements of the Compensation Plan, Why Each Element is Chosen and How it Relates to the Company’s Objectives

The two principal elements comprising executive compensation are cash and equity. The cash element is divided into base salary and annual bonus and the equity element is divided into grants of stock options and restricted stock awards. Both components of the equity element of the executive officer compensation (stock options and restricted stock awards) are subject to a risk of forfeiture. These elements complement each other and give the Committee flexibility to create compensation packages that provide short and long-term incentives and are competitive, yet in line with the Company’s approach to compensation. Such approach allows the executive sufficient cash to be competitive with other employment opportunities, while at the same time providing the executive with a strong incentive to build long-term stockholder value by aligning the executive’s interests with those of our stockholders.

This past year, the Committee continued its focus on how senior executive officer compensation is structured. The Committee believes that as an employee becomes more senior, his or her decisions and performance have a more direct and greater impact on the long-term success of the Company, and therefore his or her compensation should be more closely tied to the Company’s performance. Accordingly, in making its recommendations and decisions regarding executive officer compensation, the Committee continued the trend of reducing amounts allocated to base salary increases and increased the portion of compensation allocated to “at-risk” and equity compensation. The Committee’s analysis of executive officer compensation allocations by companies in the peer group continued to provide further support for using a more heavily weighted at-risk and equity based compensation structure for senior management.

Cash Compensation

Base Salary. Base salary is the primary fixed element in the Company’s compensation program. Base salary is intended to provide an element of certainty and security to the executive officers on an ongoing basis. Executive salaries are reviewed on an annual basis (with adjustments generally taking effect on January 1 of each year), as well as at the time of a promotion or other material change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to the salaries paid to persons in similar positions by pharmaceutical companies in this year’s peer group, and have generally been in the lower range of such peer group data. The Committee also considers the percentages used by management to determine annual base salary increases for the Company’s non-executive employees when determining the appropriate percentage increases to be paid to its executives, as well as the percentage of total compensation and total cash compensation that base salary represents.

Bonus. The annual cash bonus program is at-risk compensation designed to reward the Company’s executive officers for achievement of key operational goals that the Committee believes will provide the foundation for creating long-term stockholder value. The Committee does not use a formula to determine bonuses but rather reviews performance during the year, taking into account significant accomplishments, revenues and changes in the Company’s earnings per share. As indicated above, the Committee believes that as executives become more senior at the Company, the percentage of their cash compensation represented by the bonus (the at-risk component of cash compensation) should increase since the decisions and performance of senior employees have both a short-term and long-term impact on Company performance. In addition to the foregoing, as is the practice in the context of salary reviews, the Committee also compares bonus payments to executive officers of companies in the Company’s peer group, considering both the amounts of the bonus payments and the percentage of total cash compensation represented by such amounts. A review of companies in the peer group showed that total cash compensation for CEOs in the peer group substantially exceeded total cash compensation paid to Mr. Solomon, but total cash compensation to Dr. Olanoff substantially exceeded total cash compensation for the next highest compensated executives in the peer group. With respect to Dr. Olanoff’s compensation, the Committee noted that few of the peer group companies had an officer designated as the COO, and therefore the comparison was less relevant. The review also showed that total cash compensation to officers other than the CEO and the COO was comparable. The peer group review also provided insight into the allocation of cash compensation between base salary and bonus. In particular, the peer group review further revealed that average bonus amounts paid to executive officers at such companies ranged from 40% to 110% (the latter, in the case of the CEO) more than the bonuses paid by the Company. Accordingly, the Committee recommended continuance of the process begun last year and awarded increases in bonus payments which would move the pay structure for the Company’s executive officers more in line with both its principles and industry standards.

Equity Awards

Given the long-term nature of the achievement of key objectives in the pharmaceutical business, the Committee believes that incentivizing executives to focus on long-term performance is of particular importance. The Committee believes that one of the most effective ways to accomplish this objective is to provide executive officers with equity awards, the value of which is dependent upon the performance of the Company’s stock. Equity ownership also aligns the interests of executive officers with those of their fellow stockholders since its value is dependent on the value of the Company’s stock. Equity awards are typically subject to vesting or forfeiture provisions which operate to help encourage employees to maintain their employment with the Company. For these reasons, equity compensation is the largest element of the total annual compensation of the Named Executive Officers.

Stock Awards. The Committee issues stock awards to encourage achievement of long-term performance goals, since the value of this type of compensation increases in direct proportion to increases in the value of the Company’s stock. In addition, this type of award is subject to a time based vesting schedule as described below, and thus serves to reward performance of the executive officer over several periods as opposed to over only one period and further serves as a retention tool. Historically, the portion of compensation allocated to stock awards was substantially less than that allocated by other companies in the peer group. This year, as a continuation of the process of shifting a larger portion of executive officer compensation to various forms of incentive compensation, including equity, the Committee allocated incremental compensation, which in prior years would have been paid as base salary, to the category of stock awards. This change also served to continue the Committee’s process, to be implemented over the next few years, of more closely aligning the Company’s compensation structure to that of the other companies in the Company’s peer group.

Stock Options. In addition to stock awards, the Committee awards stock options as an incentive to create long-term stockholder value. The award of stock options achieves this purpose since the options only provide value to the executive over time as and if there is growth in the market price of the Company’s shares. Similar to stock awards, stock options also vest over time and thus reward sustained performance by executive officers and discourage unnecessary risk. Additionally, because the value of stock option awards is entirely dependent upon long-term increases in the price of the Company’s stock, the Committee believes that the percentage of total equity compensation represented by stock options should increase as executives become more senior at the Company in order to further incentivize senior executives to take actions intended to increase stockholder value over the long-term.

Equity awards granted to the Company’s CEO, Executive Vice President and Chief Commercial Officer, and Executive Vice President Finance and Administration and CFO vest as follows: options vest in full on the six-month anniversary of the grant date, and the restrictions applicable to stock awards lapse as to 25% of the shares covered by the award on the six-month anniversary of the grant date, as to 50% of the shares covered by the award on the first anniversary of the grant date and as to the remaining 25% of the shares covered by the award on the second anniversary of the grant date.

Stock options awarded to other executive officers generally vest as follows: 15% of the shares underlying the option vests on each of the first four anniversaries of the date of grant and the remaining 40% vests on the fifth anniversary. Stock awards to such officers generally vest as to 25% of the shares on each of the first four anniversaries of the date of grant. The Committee believes these vesting schedules contribute significantly to the retention of the Company’s executives, because they must remain employed with the Company for a specific period of time before they can realize value from the equity awards.

All equity grants to executive officers are approved by the Committee. Except for equity grants which are approved by the Committee at special meetings held in connection with a newly hired officer or those related to promotions which are approved by the Committee at regularly scheduled meetings, such equity grants are approved at the Committee’s December meeting that is scheduled at the beginning of each fiscal year. The exercise price of each stock option awarded is the average of the high and low prices of a share of the Company’s common stock on the NYSE on the date of the option grant. The Committee does not backdate stock options, grant options retroactively, reprice options or grant options with regard to the announcement of favorable or unfavorable information. The Company does not currently have guidelines or requirements relating to ownership of its stock by executive officers because it believes that the equity awards included in compensation provide sufficient ability and encouragement to the executive officers to own the Company stock.

Compensation Clawback Policy

The Company has adopted a “clawback” policy, which is set forth in our Corporate Governance Guidelines. The policy provides that, in addition to any other remedies that may be available to the Company, the Company may recover (in whole or in part) any bonus, incentive payment, commission, equity award or other compensation received by an executive officer of the Company that is or was based on any financial results or operating metrics that were impacted by such executive officer’s knowing or intentional fraudulent or illegal conduct.

How the Committee Chose Amounts: Evaluation of the Company’s Performance and Basis for 2011 Compensation

The Committee meets annually in December to determine compensation levels for the next calendar year and to award bonuses for performance during the concluding year. In determining and making recommendations regarding compensation, the Committee evaluates the performance achievements and strategic accomplishments of the individual and of the Company during the year from the perspectives of both long-term growth and current results. In addition, the Committee reviews management’s recommendation for compensation of the executive officers other than the CEO and COO. The Committee continues to believe that a review of the specific accomplishments of the officers during the year as well as a review of financial measures is the best method to evaluate the value contributed by its officers during the year.

In December 2010, the Chairman of the Committee circulated to the members of the Committee a report highlighting some of the factors he considered relevant to the Committee’s determination of executive officer compensation for the calendar year 2011. As described above, the report included data from a survey of executive compensation in the pharmaceutical industry prepared by compensation consultants from Towers Watson and a report from management regarding the Company’s principal achievements during calendar year 2010.

The Committee specifically reviewed and discussed the findings set forth in the Chairman’s report and took note of the accomplishments of the Company during calendar year 2010. The Committee took note of the sales and marketing efforts that resulted in the continued growth in sales of the Company’s promoted products, in particular substantial growth in the sales of Bystolic and Namenda. The Committee acknowledged that further growth in sales is expected in calendar 2011 with the introduction of Teflaro, the Company’s ceftaroline compound which was approved by the FDA in October 2010. The Committee also took note of the licensing of the worldwide (other than in the U.S., Canada and Japan) rights to Teflaro to AstraZeneca, the acquisition of further rights to avibactam (a beta-lactamase inhibiter co-owned with AstraZeneca) from Novexel S.A., including the full U.S. rights to combinations of avibactam with ceftaroline and ceftazidime, and successful completion of the license of Bystolic and Savella to Janssen Pharmaceutica NV (a subsidiary of

Johnson & Johnson) for commercialization in Canada. Reviewing management’s further development of the Company’s product pipeline, the Committee noted the successful completion of an in-license of the GRT6005 and GRT6006 compounds from Grünenthal GmbH being developed for the treatment of chronic pain and the acquisition of rights from TransTech Pharma, Inc. to a portfolio of glucokinase activator compounds being developed for the treatment of type II diabetes products. The Committee also acknowledged that the development programs for dutogliptin and radiprodil were terminated during the year and reviewed the status of various other compounds in clinical development (specifically noting the successful completion of clinical tests on a number of the Company’s pipeline products).

The Committee considered the data contained in the Committee Chairman’s report, which indicated that the Company’s total compensation levels were generally on par with, if slightly less than, the levels paid by comparable pharmaceutical companies to officers holding comparable positions other than compensation levels applicable to (i) the Company’s CEO, which were substantially less than those paid to CEOs of other companies in the peer group and (ii) the Company’s COO, which were somewhat higher than those paid to the second highest paid officers of the companies in the peer group (the Committee noted, however, that due to the differences in job description between such officers and the Company’s COO, this may not represent a valid comparison). The Committee also noted that the allocations of compensation differed from the allocations made by companies in the peer group. Specifically, the percentage of total cash compensation represented by the cash bonus paid to the Company’s executives was much lower than the percentage of cash compensation represented by cash bonuses at peer group companies. To address this disparity and in keeping with the Committee’s continuing policy to increase the portion of each executive’s compensation which consists of incentive and at-risk compensation as such executive’s responsibilities increase, the Committee decided to increase the base salary for executive officers not receiving a promotion by only modest amounts and to allocate incremental cash compensation awarded for the year to the bonus and equity portions of the officers’ compensation. Those executives receiving a promotion this year received more significant base salary increases commensurate with their assumption of additional job responsibilities.

Named Executive Officer Compensation

Chief Executive Officer. Following its discussion and analysis of the above factors, with specific note of the Company’s performance during the year and recognizing that the total compensation paid to Mr. Solomon is significantly less than the total compensation received by CEOs from the Company’s peer group, the Committee approved the following compensation for Mr. Solomon: an increase in base salary for calendar year 2011 of approximately 3.85% to $1,350,000 and a cash bonus of $1,060,000 for the 2010 calendar year (the 2010 cash bonus), which amount is 81.5% of 2010 base salary, an increase from the 71% bonus paid by the Company in the previous year but still substantially less than the average bonus of 150% of base salary paid to CEOs of companies in the peer group. With respect to long-term incentive compensation, the Committee granted Mr. Solomon stock options covering 150,000 shares and stock awards covering 125,000 shares.

Chief Operating Officer. Based on the Committee’s discussion and analysis of the above factors and taking into consideration Dr. Olanoff’s pending retirement (effective December 31, 2010) and his contribution during the preceding year as President and COO, the Committee approved a 2010 cash bonus of $700,000. Due to his resignation, Dr. Olanoff was not awarded any other compensation.

Other Named Executive Officers. Following the Committee’s discussion and analysis of the above factors, and specifically taking note of management’s recommendations, the Committee reviewed and recommended the following compensation with respect to Ms. Hochberg, Mr. Perier, Dr. Taglietti and Mr. David Solomon: (i) Ms. Hochberg, who was promoted on December 31, 2010 from the position of Senior Vice President – Marketing and Chief Commercial Officer to the position of Executive Vice President and Chief Commercial Officer, received an increase in base salary for calendar year 2011 of 5.5% to $676,783 and a 2010 cash bonus of $375,000, equaling 58.5% of her 2010 base salary; with respect to long-term incentive compensation, Ms. Hochberg was granted stock options covering 75,000 shares and stock awards covering

55,000 shares; (ii) Mr. Perier, who was promoted on December 31, 2010 from the position of Senior Vice President – Finance and CFO to the position of Executive Vice President Finance and Administration and CFO, received an increase in base salary for calendar 2011 of 5.0% to $626,325 and a 2010 cash bonus equaling 55.0% of his 2010 base salary, or $328,000; with respect to long-term incentive compensation, Mr. Perier was granted stock options covering 75,000 shares and stock awards covering 50,000 shares; (iii) Dr. Taglietti, who was promoted on December 31, 2010 from the position of Vice President – Research and Development and President of the Forest Research Institute to the position of Senior Vice President Research and Development and President of the Forest Research Institute, received an increase in base salary for calendar 2011 of approximately 5.5% to $573,287 and a 2010 cash bonus of $300,000, equaling 55.2% of his 2010 base salary; with respect to long-term incentive compensation, Dr. Taglietti was granted stock options covering 60,000 shares and stock awards covering 45,000 shares; and (iv) Mr. Solomon, who was promoted on December 31, 2010 from the position of Vice President – Business Development and Strategic Planning to Senior Vice President – Corporate Development and Strategic Planning, received an increase in base salary for calendar 2011 of 15.0% to $440,000 and a 2010 cash bonus of $210,000, equaling 54.9% of his 2010 base salary; with respect to long-term incentive compensation, Mr. Solomon was granted stock options covering 55,000 shares and stock awards covering 45,000 shares.

The Committee concluded that the above figures were reasonable given the successful operations, the significant growth of the Company’s promoted products, the completion of product acquisitions and successful out-licensing strategies by the Company and the progress of the Company’s research and development activities during the concluding year and the comparable figures for the equivalent executive officers at the companies included in the Towers Watson survey and the peer group selected by the Chairman of the Committee. The compensation approved for each Named Executive Officer is more specifically set forth in the Summary Compensation Table on Page 32 of this Proxy Statement.

Other Executive Officers. The Committee, along with Mr. Howard Solomon and Dr. Olanoff, also reviewed and approved merit increases to base salary, cash bonuses and equity awards for the other executive officers based on the criteria and pursuant to the process described above. Specifically, they focused on each proposal for base salary, bonus and equity award grants.

Post-Termination and Other Benefits

Each of the benefits described below was chosen to support the Company’s objective of providing a competitive pay package. The Company does not offer guaranteed retirement or pension plan benefits. Instead, it provides its executive officers with the opportunity to accumulate sufficient wealth to provide for their own retirement income through the equity awards they are granted and the post retirement benefits described below. The post retirement benefits described in this Section, other than benefits offered under the Deferred Compensation Plan, have been historically provided by the Company pursuant to contractual obligations between the Company and certain employees, and the substantive terms and conditions of these arrangements have continued materially unchanged over the years. None of these benefits was materially changed by the Committee during the 2011 fiscal year.

Severance Payments. The Company may terminate each of its Named Executive Officer’s employment at any time with or without cause, or by reason of death or disability. Additionally, each Named Executive Officer may resign at any time without good cause. In order to attract talented executive personnel and be consistent with peer company norms, the Company has included from time to time in its offer letters with certain executive officers a severance guaranty for the three-year period commencing as of the executive’s start date or, if longer, a one year period following his or her termination of employment, limited to severance and certain benefits. The Committee believes that such guaranteed severance payments are appropriate to provide security to new officers who are leaving other employment to join the Company. Dr. Olanoff, Mr. Perier and Dr. Taglietti joined the Company pursuant to offer letters which included severance guaranties. Under their offer letters, Mr. Perier and Dr. Taglietti are currently entitled (and until his resignation, Dr. Olanoff was entitled) to guaranteed severance payments for a one year period following a termination of employment, a bonus for the year in which the termination of employment occurs equal to the greater of the last bonus that such officer received from the Company or 40% of such officer’s salary target, and continued medical and dental health care coverage for such officer and any eligible family members until the earlier of the expiration of the one year period or the date such officer obtains alternate coverage. The guaranty is triggered if the executive is terminated by the Company without Cause or resigns for Good Reason (each as defined in the relevant offer letter). A more detailed description of such severance arrangements (including the amounts payable thereunder) can be found under the heading “Post-Termination Benefits and Change in Control Payments” on Page 38 of this Proxy Statement.

Deferred Compensation. The Company maintains a nonqualified Deferred Compensation Plan for the benefit of certain highly compensated employees, including its Named Executive Officers. Such plans are common within the Company’s competitive peer group. Under this plan, full-time salaried employees who have an annual base salary of at least $150,000 may defer up to 50% of their annual base salary and up to 100% of their annual bonuses. Deferred amounts may be invested among several investment programs at the participant’s option. Deferred amounts are not subject to federal or state income tax until a participant withdraws amounts from the plan. The Company does not match any of these funds. Further information on the deferred compensation payable to its Named Executive Officers can be found under the heading “Nonqualified Deferred Compensation” on Page 37 of this Proxy Statement.

Retiree Medical Benefits. On December 1, 1989, the Board authorized the grant of certain lifetime medical benefits to certain senior executive officers and their spouses upon the completion of ten years of service by such officers. The benefit was subsequently discontinued and the only executive officer currently employed by the Company eligible for such benefit is Mr. Howard Solomon. This benefit is further described under the heading “Benefits Continuation Agreements” on Page 38 of this Proxy Statement.

Change in Control Agreements. The Company has entered into change in control agreements with several key employees, including each of its Named Executive Officers. Each individual covered by such an agreement has made a significant contribution to the Company and has knowledge and understanding of the Company and its operations which would be important to maintaining continuity of operations in the event of a change in control. Each agreement becomes effective only upon the occurrence of a defined change in control and provides for the executive’s continued employment with the Company and its subsidiaries for the three-year period following such change in control. Each agreement sets forth the compensation and benefits arrangements payable during such period, including severance benefits payable to the executive in a lump sum in connection with a termination by the Company without Cause or by the executive for Good Reason or Adequate Reason (as such terms are defined in the applicable agreement) or in connection with a termination of the agreement by the Company’s successor upon a change in control.

These agreements benefit the Company and its stockholders by enabling management to evaluate and support potential transactions that might be beneficial to stockholders without regard to the potential impact on their own job security or earned benefits. Additionally, the agreements provide for continuity of management in the event of a change in control. In calendar year 2008, these agreements were formally amended with the intention that they would comply with Section 409A of the Internal Revenue Code which may impose additional taxes on executive officers for certain types of deferred compensation that are not in compliance with Section 409A. These agreements are described in further detail under the heading “Change in Control” on Page 39 of this Proxy Statement.

Perquisites. The Company provides certain executive officers, including the Named Executive Officers, with certain perquisites that the Committee believes are reasonable and consistent with the Company’s overall compensation program. The cost of the perquisites to the Company for the fiscal year ended March 31, 2011 is set forth in the “Summary Compensation Table” on Page 32 of this Proxy Statement under the heading “All Other Compensation” and is described further in footnote 4 to the table. The Committee does not believe that the perquisites provided to executive officers form a material part of their compensation. The Company does not provide loans to executive officers. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers.

Certain Tax and Accounting Considerations: Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation (other than qualified performance-based compensation) in excess of $1,000,000 paid in a taxable year to a company’s chief executive officer and the four other most highly compensated executive officers. The Company considers the impact of this deductibility limitation on its compensation program, but recognizes that there may be cases in which authorized compensation exceeds the limits contemplated in the Internal Revenue Code Section 162(m).

Current accounting rules, including Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718), “Compensation-Stock Compensation”, require the Company to record as an expense the estimated fair market value of stock option grants and stock awards, which reduces the Company’s reported profits. The Committee considers this expense when determining the types and values of equity awards to be granted to employees, including the Named Executive Officers.

Compensation Committee Report (1)

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2011 Stockholder Meeting Schedule 14A Proxy Statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the Proxy). Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy.

Compensation Committee
Dan L. Goldwasser (Chairman)
William J. Candee, III
George S. Cohan
Lester B. Salans, M.D.

(1) Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the Report on Executive Compensation by the Compensation Committee shall not be incorporated by reference in any such filings.

TABULAR COMPENSATION DISCLOSURE

The following tables summarize our Named Executive Officer and non-employee director compensation as follows:

1.	Summary Compensation Table. The Summary Compensation Table on Page 32 and related discussion summarize the compensation earned by or paid to our Named Executive Officers for the fiscal years ended March 31, 2011, 2010 and 2009, including salary earned, the aggregate grant date fair value of stock awards and option awards granted to our Named Executive Officers, and all other compensation paid to our Named Executive Officers, including perquisites.

2.	Grants of Plan-Based Awards Table. The Grants of Plan-Based Awards Table on Page 33 and related discussion summarize all grants of plan-based awards made to our Named Executive Officers for the fiscal year ended March 31, 2011.

3.	Outstanding Equity Awards at Fiscal Year-End Table. The Outstanding Equity Awards at Fiscal Year-End Table on Page 35 and related discussion summarize the unvested stock awards and all stock options held by our Named Executive Officers as of March 31, 2011. Please note that our Named Executive Officers’ ownership of vested shares of stock is set forth under “Security Ownership of Principal Stockholders and Management” on Page 8 in this Proxy Statement.

4.	Option Exercises and Stock Vested Table. The Option Exercises and Stock Vested Table on Page 37 and related discussion summarize our Named Executive Officers’ option exercises and stock award vesting during the fiscal year ended March 31, 2011.

5.	Nonqualified Deferred Compensation Table. The Nonqualified Deferred Compensation Table on Page 37 and related discussion summarize the contributions to and account balances under our Deferred Compensation Plan during the fiscal year ended March 31, 2011.

6.	Potential Payments Upon Termination Table. The Potential Payments Upon Termination Table on Page 38 and related discussion summarize payments and benefits that would be made to certain of our Named Executive Officers in the event of certain employment terminations.

7.	Potential Payments Upon a Change in Control Table. The Potential Payments Upon a Change in Control Table on Page 40 and related discussion summarize payments and benefits that would be made to our Named Executive Officers in the event of a change in control.

8.	Director Compensation Table. The Director Compensation Table on Page 41 and related discussion summarize the compensation paid to our non-employee directors during the fiscal year ended March 31, 2011, including cash compensation and the aggregate grant date fair value of stock awards and option awards granted to our non-employee directors.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation for each of our Named Executive Officers for each of the fiscal years ended March 31, 2011, 2010 and 2009 during which such person qualified as a Named Executive Officer.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)		($) (2)

Howard Solomon,	2011	1,312,500	1,060,000	2,112,000	4,020,625	358,688	(3)	8,863,813
Chairman, CEO and President	2010	1,277,500	900,000	3,908,125	2,077,138	104,473		8,267,236
	2009	1,217,500	700,000	2,894,400	1,662,500	94,568		6,568,968

Lawrence S. Olanoff, M.D., Ph.D.,	2011	645,000	700,000			70,890	(3)	1,415,890
Former President and COO (4)	2010	845,000	550,000	2,657,525	1,261,120	74,538		5,388,183
	2009	798,750	440,000	1,929,600	997,500	138,104		4,303,954

Elaine Hochberg,	2011	650,321	375,000	1,056,000	1,769,075	46,432	(3)	3,896,828
Executive Vice President and	2010	622,939	325,000	1,719,575	890,202	41,571		3,599,287
Chief Commercial Officer	2009	592,563	300,000	1,206,000	665,000	43,856		2,807,419

Francis I. Perier, Jr.,	2011	603,956	328,000	1,056,000	1,608,250	48,885	(3)	3,645,091
Executive Vice President Finance	2010	579,250	300,000	1,406,925	681,048	44,152		3,011,375
and Administration and CFO	2009	549,125	275,000	964,800	534,000	44,087		2,367,012

Marco Taglietti, M.D.,	2011	550,872	300,000	637,800	1,447,425	34,123	(3)	2,970,220
Senior Vice President –	2010	527,725	270,000	1,250,600	454,032	30,178		2,532,535
Research and Development	2009	494,891	220,000	723,600	267,000	11,165		1,716,656
and President of Forest Research Institute

David Solomon,	2011	396,875	210,000	584,650	1,447,425	22,359	(3)	2,661,309
Senior Vice President – Corporate Development and Strategic Planning (5)

(1)	Represents the aggregate grant date fair values of awards for the fiscal years ended March 31, 2011, 2010 and 2009 computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculating the amounts for fiscal years 2011, 2010 and 2009, see Note 1 to our Consolidated Financial Statements included in our Annual Reports on Form 10-K for the fiscal years ended March 31, 2011, 2010 and 2009, respectively. Please see the “Grants of Plan-Based Awards” table on Page 33 of this Proxy Statement for more information regarding equity awards granted in fiscal year 2011.

(2)	There are no above-market or preferential earnings on deferred compensation. Consequently, the Summary Compensation Table does not include earnings on deferred amounts. In addition, none of the Named Executive Officers is eligible for pension benefits because Forest does not have a defined benefit retirement program.

(3)	This amount includes the cost of group term life insurance and compensation credited to the Named Executive Officers pursuant to our Savings and Profit Sharing Plan. This plan covers the non-bargaining unit employees of the Company and its domestic subsidiaries. These employees become participants in the plan if they are employed for at least six months prior to the plan year-end. The Company makes contributions to the plan at the Board’s discretion. However, for fiscal year 2011, the contribution base may not exceed 25% of the individual plan participant’s gross salary (up to a maximum salary of $245,000), including allocated forfeitures for the plan year. Plan participants vest over a period of one to five years of credited service. This amount also includes perquisites provided to our Named Executive Officers which have an aggregate value exceeding $10,000, including costs associated with company cars (including insurance), company provided lunches and membership dues. With respect to Dr. Olanoff, this amount also includes costs associated with car service which totaled $24,391 for fiscal year 2011 and with respect to Mr. Solomon this amount includes $316,638 of medical expenses paid on behalf of Mr. Solomon under a supplemental medical plan.

(4)	Dr. Olanoff retired from his position as President and COO of the Company effective December 31, 2010, but remains a Director and continues to provide consulting services to us in his capacity as Senior Scientific Advisor to the Company. The amounts paid pursuant to his consulting arrangement with the Company through March 31, 2011 and for services rendered in his capacity as a non-employee director from January 1, 2011 through March 31, 2011 are not included in the Summary Compensation Table, but are included in the Director Compensation Table.

(5)	Compensation for Mr. David Solomon is only shown for fiscal year 2011 when he became a Named Executive Officer.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain additional information regarding grants of plan-based awards to our Named Executive Officers for the fiscal year ended March 31, 2011:

		All Other Stock		All Other
		Awards:		Option Awards:
		Number		Number of		Exercise or	Grant Date Fair
		of Shares of		Securities		Base Price of	Value of Stock and
	Grant	Stock or Units		Underlying		Option Awards	Option Awards ($)
Name	Date	(#)		Options (#)		($)	(5)

Howard Solomon	12/06/10	125,000	(1)	150,000	(2)	32.1650	6,132,625
Elaine Hochberg	12/06/10	55,000	(1)	75,000	(2)	32.1650	2,825,075
Francis I. Perier, Jr.	12/06/10	50,000	(1)	75,000	(2)	32.1650	2,664,250
Marco Taglietti, M.D.	12/06/10	45,000	(3)	60,000	(4)	32.1650	2,085,225
David Solomon	12/06/10	45,000	(3)	55,000	(4)	32.1650	2,032,075

(1)	The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on the six-month anniversary of the grant date, 50% of the shares on the first anniversary of the grant date and 25% of the shares on the second anniversary of the grant date.

(2)	The stock option has a term of ten years and becomes exercisable as to all of the shares covered by the option on the six-month anniversary of the grant date.

(3)	The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on each of the first four anniversaries of the grant date.

(4)	The stock option has a term of ten years and becomes exercisable as to 15% of the shares covered by the option on each of the first four anniversaries of the grant date and as to the remaining 40% of the shares covered by the option on the fifth anniversary of the grant date.

(5)	Represents the aggregate grant date fair value computed in accordance with FASB ASC 718 of stock and option awards and does not reflect whether the recipient has actually realized a financial benefit from the awards. For additional information regarding the valuation methodology used by the Company, see Note 1 to our 2011 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2011.

Narrative Addendum to the Summary Compensation Table and Grants of Plan-Based Awards

Equity Plans

The only long-term incentive compensation plan pursuant to which we presently grant equity awards is our 2007 Equity Incentive Plan (the Equity Plan). Pursuant to the Equity Plan, employees, including the Named Executive Officers, may be granted options to purchase shares of common stock, stock awards, stock appreciation rights and stock equivalent units (the Awards). The exercise price of all options, including Incentive Stock Options (ISOs) as defined by Section 422 of the Internal Revenue Code of 1986 (the Code), is the fair market value of the shares on the grant date. In fiscal 2011, we granted only restricted stock awards and stock options. All of our employees, our subsidiaries’ employees and our non-employee directors are eligible to receive Awards under the Equity Plan. The Equity Plan provides that a Committee composed of no fewer than three (3) members of the Board, each of whom meets the definition of “outside director” under the provisions of Section 162(m) of the Code and the definition of “non-employee director” under the provisions of the Exchange Act or rules and regulations promulgated thereunder, shall administer the Equity Plan and determine which employees are granted Awards and the number of shares subject to each Award. The non-employee directors are eligible for automatic grants of stock awards and stock options as further described in the narrative following the Director Compensation table on Page 41 of this Proxy Statement under the heading “Director Compensation”.

We have historically granted options to our employees and directors under our 1998 Stock Option Plan, our 2000 Stock Option Plan and our 2004 Stock Option Plan (the Prior Option Plans). Following the adoption of the Equity Plan, we ceased issuing options under the Prior Option Plans, however all options previously issued under the Prior Option Plans which remain outstanding continue to be governed by the terms of such Prior Option Plans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each unexercised option and unvested stock award held by each of our Named Executive Officers as of March 31, 2011:

	OPTION AWARDS					STOCK AWARDS
	Number of	Number of				Number of
	Securities	Securities				Shares or		Market Value
	Underlying	Underlying				Units of		of Shares or
	Unexercised	Unexercised		Option	Option	Stock That		Units of Stock
	Options (#)	Options (#)		Exercise	Expiration	Have Not		That Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)

Howard Solomon	- -	150,000	(1)	32.1650	12/05/2020	125,000	(2)	4,037,500
	140,000	- -		31.2650	12/06/2019	31,250	(3)	1,009,375
	125,000	- -		24.1200	12/07/2018	- -		- -
	125,000	- -		37.2550	12/06/2017	- -		- -
	200,000	- -		51.5350	12/08/2016	- -		- -
	200,000	- -		40.2900	12/09/2015	- -		- -
	200,000	- -		42.5350	12/13/2014	- -		- -
	200,000	- -		59.0500	12/12/2013	- -		- -
	400,000	- -		48.3400	12/13/2012	- -		- -
	600,000	- -		38.1450	12/14/2011	- -		- -
Lawrence S. Olanoff, M.D., Ph.D.	85,000	- -		31.2650	12/06/2019	21,250	(3)	686,375
	75,000	- -		24.1200	12/07/2018	- -		- -
	75,000	- -		37.2550	12/06/2017	- -		- -
	150,000	100,000	(4)	48.4850	10/30/2016	- -		- -
Elaine Hochberg	- -	75,000	(1)	32.1650	12/05/2020	55,000	(2)	1,776,500
	60,000	- -		31.2650	12/06/2019	13,750	(3)	444,125
	50,000	- -		24.1200	12/07/2018
	22,500	27,500	(5)	37.2550	12/06/2017	6,250	(6)	201,875
	45,000	30,000	(7)	51.5350	12/08/2016	- -		- -
	50,000	- -		40.2900	12/09/2015	- -		- -
	50,000	- -		42.5350	12/13/2014	- -		- -
	50,000	- -		59.0500	12/12/2013	- -		- -
	100,000	- -		48.3400	12/13/2012	- -		- -
	150,000	- -		38.1450	12/14/2011	- -		- -
Francis I. Perier, Jr.	- -	75,000	(1)	32.1650	12/05/2020	50,000	(2)	1,615,000
	9,000	51,000	(8)	31.2650	12/06/2019	33,750	(9)	1,090,125
	15,000	35,000	(10)	24.1200	12/07/2018	20,000	(11)	664,000
	22,500	27,500	(5)	37.2550	12/06/2017	5,000	(6)	161,500
	45,000	30,000	(7)	51.5350	12/08/2016	- -		- -
	50,000	- -		40.2900	12/09/2015	- -		- -
	100,000	- -		44.7400	09/30/2014	- -		- -
Marco Taglietti, M.D.	- -	60,000	(12)	32.1650	12/05/2020	45,000	(13)	1,453,500
	6,000	34,000	(8)	31.2650	12/06/2019	30,000	(9)	969,000
	7,500	17,500	(10)	24.1200	12/07/2018	15,000	(11)	484,500
	- -				12/06/2017	1,563	(6)	50,485
	27,000	33,000	(14)	39.8800	08/13/2017	- -		- -
David Solomon	- -	55,000	(12)	32.1650	12/05/2020	45,000	(13)	1,453,500
	6,000	34,000	(8)	31.2650	12/06/2019	30,000	(9)	969,000
	7,500	17,500	(10)	24.1200	12/07/2018	15,000	(11)	484,500
	11,250	13,750	(5)	37.2550	12/06/2017	3,000	(6)	96,900
	6,000	4,000	(15)	50.9900	03/04/2017	- -		- -
	3,000	2,000	(7)	51.5350	12/08/2016	- -		- -
	6,000	4,000	(16)	46.1000	08/07/2016	- -		- -
	4,000	- -		40.2900	12/08/2015	- -		- -
	5,000	- -		40.3200	08/07/2015	- -		- -

(1)	The option was granted on December 6, 2010 and has a term of ten years. The option vests and is fully exercisable on the six-month anniversary of the grant date.

(2)	The stock award was granted on December 6, 2010. The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on the six-month anniversary of the grant date, 50% of the shares on the first anniversary of the grant date and 25% on the second anniversary of the grant date.

(3)	The stock award was granted on December 7, 2009. The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on the six-month anniversary of the grant date, 50% of the shares on the first anniversary of the grant date and 25% on the second anniversary of the grant date.

(4)	The option was granted on October 30, 2006 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(5)	The option was granted on December 6, 2007 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(6)	The stock award was granted on December 6, 2007. The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on each of the first four anniversaries of the grant date.

(7)	The option was granted on December 8, 2006 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(8)	The option was granted on December 7, 2009 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(9)	The stock award was granted on December 7, 2009. The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on each of the first four anniversaries of the grant date.

(10)	The option was granted on December 8, 2008 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(11)	The stock award was granted on December 8, 2008. The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on each of the first four anniversaries of the grant date.

(12)	The option was granted on December 6, 2010 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(13)	The stock award was granted on December 6, 2010. The stock award is subject to a risk of forfeiture which lapses as to 25% of the shares covered by the award on each of the first four anniversaries of the grant date.

(14)	The option was granted on August 13, 2007 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(15)	The option was granted on March 5, 2007 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

(16)	The option was granted on August 7, 2006 and has a term of ten years. The option vests and is exercisable as to 15% of the shares underlying the option on each of the first four anniversaries of the grant date and as to the remaining 40% on the fifth anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED

The following table provides information on stock option exercises and vesting of restricted stock during the 2011 fiscal year:

	OPTION AWARDS		STOCK AWARDS
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Howard Solomon	--	--	138,750	4,238,419
Lawrence S. Olanoff, M.D., Ph.D.	--	--	93,750	2,862,844
Elaine Hochberg	--	--	60,000	1,831,163
Francis I. Perier, Jr.	--	--	26,250	844,219
Marco Taglietti, M.D.	--	--	19,063	613,124
David Solomon	--	--	20,500	659,345

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the executive contributions, earnings and account balances for all Named Executive Officers who participate in our Deferred Compensation Plan. The Deferred Compensation Plan allows full time salaried employees who have an annual base salary of at least $150,000, including the Named Executive Officers, to defer up to 50% of their annual base salary and up to 100% of their annual bonuses. Deferred amounts are not subject to federal or state income tax until a participant withdraws amounts from the Deferred Compensation Plan. We do not match any of these funds.

Employees who participate in the Deferred Compensation Plan may at their option invest deferred monies in a range of investment vehicles that generally mirror the choices available to all employees in the Company’s 401(k) Plan. The investment options in the Deferred Compensation Plan have returns that would be the same as those earned on the same options in the Company’s 401(k) Plan for the 2011 fiscal year. The rates of return for funds in the Deferred Compensation Plan ranged from: 0.00% to 26.66%.

	Executive
	Contributions in	Aggregate	Aggregate	Aggregate Balance
	Last Fiscal	Earnings in Last	Withdrawals/	at Last Fiscal
Name	Year($) (1)	Fiscal Year ($) (1)	Distributions ($)	Year End ($)

Lawrence S. Olanoff, M.D., Ph.D.	350,000	142,389	--	1,502,757 (2)
Elaine Hochberg	37,500	25,404	--	254,341 (3)

(1)	The amounts set forth in these columns have also been reported as “Salary” for the fiscal year 2011 in the Summary Compensation Table on Page 32 of this Proxy Statement.

(2)	$275,000 and $220,000 of this amount were reported as “Salary” for the fiscal years 2010 and 2009, respectively, in the Summary Compensation Table on Page 32 of this Proxy Statement.

(3)	$32,500 and $30,000 of this amount were reported as “Salary” for the fiscal years 2010 and 2009, respectively, in the Summary Compensation Table on Page 32 of this Proxy Statement.

POST-TERMINATION BENEFITS AND CHANGE IN CONTROL PAYMENTS

Severance Arrangements

The offer letters pursuant to which certain executive officers joined Forest, including certain of the Named Executive Officers, include a severance guarantee for the three year period commencing as of the executive’s start date or if longer, a one year period following his or her termination of employment, limited to severance and certain benefits in the event of a termination of his or her employment by us without Cause or the employee’s termination of employment for Good Reason, each as defined in the applicable offer letter (a Severance Payment Qualifying Termination). The offer letters also provide for continued health coverage until the earlier of the expiration of a one year period or the date such officer obtains alternate coverage.

Dr. Olanoff, Mr. Perier and Dr. Taglietti each joined the Company pursuant to offer letters which included severance guaranties. Dr. Olanoff retired from his position as President and COO of the Company effective December 31, 2010, and was not entitled to any severance compensation in connection with his retirement. Accordingly, Mr. Perier and Dr. Taglietti are currently the only Named Executive Officers who are entitled to severance benefits pursuant to offer letters. Upon a Severance Payment Qualifying Termination, each such officer is entitled to receive base salary payments for the one year severance period following his termination, plus bonus for the year in which the termination of employment occurs equal to the greater of the last bonus that such officer received from the Company or 40% of such officer’s salary target, plus continued medical and dental health care coverage for such officer and any eligible family members until the earlier of the expiration of the one year period or the date such officer obtains alternate coverage. The potential amounts payable to Dr. Taglietti and Mr. Perier pursuant to the severance obligations assuming a termination date of March 31, 2011 are set forth in the below table:

Potential Payments Upon Termination

			Continued Health
Name(1)	Salary ($) (1)	Bonus ($)	Care Benefits ($) (2)

Francis I. Perier, Jr.	626,324	328,000 (3)	19,320
Marco Taglietti, M.D.	573,288	300,000 (4)	17,822

(1)	Each officer is entitled to 12 months of salary.

(2)	Includes amounts payable during the 12 month period following a termination of employment for health care coverage (medical and dental) for employee and employee’s eligible family members.

(3)	This amount is the higher of Mr. Perier’s last annual bonus or 40% of his base salary.

(4)	This amount is the higher of Dr. Taglietti’s last annual bonus or 40% of his base salary.

Benefits Continuation Agreements

On December 1, 1989, the Board authorized the grant of certain medical insurance benefits to certain senior executive officers and their spouses upon the completion of ten years of service by such officers. The benefit is provided to these executives and their spouses for their lifetimes following termination of the executive’s employment with Forest. The benefit is equivalent to the medical insurance benefits provided to the executives as of the date of their termination or as of December 1, 1989, if more favorable, together with payment of reasonable health care related costs. The benefit need not be provided to the extent and for any time that the executive obtains comparable coverage from a subsequent employer. Mr. Howard Solomon is currently the only executive officer who is entitled to these benefits. The amounts payable on behalf of Mr. Solomon, assuming he had terminated his employment as of March 31, 2011, are reasonably estimated to be equal to $81,000 annually.

Change in Control

As disclosed in the Compensation Disclosure and Analysis section of this Proxy Statement, the Company has entered into Change in Control agreements with several key employees, including each of its Named Executive Officers. The current agreements automatically renew each year on January 1 for an additional three year period unless the Company provides the executive written notice at least 60 days prior to such date that the term of his or her Change in Control agreement will not be extended for an additional three year period. The Board has determined that it is in both our best interests and the best interests of our stockholders to enter into Change in Control agreements with certain executive officers. In particular, these agreements enable management to evaluate and support potential transactions that might be beneficial to stockholders without regard to the potential impact on their own job security or earned benefits. Additionally, the agreements provide for continuity of management in the event of a Change in Control.

Each agreement becomes effective only upon the occurrence of a Change in Control and provides that the executive is entitled to salary, bonus and benefits for a three year period following a Change in Control if the executive’s employment is terminated as a result of such Change in Control or during such three year period by the Company without Cause or by the employee for Good Reason or for Adequate Reason (a Qualifying Termination). “Cause” is generally defined as one of the following: (i) refusal of the executive to comply with written instructions of our Board or CEO that are consistent with the scope of the executive’s responsibilities; or (ii) willful engagement by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. “Good Reason” includes a reduction in job responsibilities, or changes in pay and benefits as well as any material change in the geographic location at which the executive must perform services to the Company. The executive has 90 days to assert a claim for payment in connection with a termination for Good Reason. “Adequate Reason” means the executive’s resignation for any reason or no reason during the 30-day period immediately following the first anniversary of the Change in Control.

Subject to certain exceptions, a “Change in Control” is generally defined as (i) an acquisition of more than 50% of our common stock or voting securities by a person or group not acquiring their shares directly from us, (ii) an acquisition during any 12-month period of 30% or more of our common stock by a person or group not acquiring their shares directly from us, (iii) a change in the majority of the current Board or their designated successors not consented to by such current Board or designated successors, or (iv) a merger, consolidation or sale of all or substantially all of our assets which involves a 50% or greater change in our stockholders or the replacement of a majority of the current Board or their designated successors or the acquisition by a person or group of more than 30% of our voting securities.

Upon such Qualifying Termination, executives subject to these agreements are eligible for the following amounts: (i) the amount of any accrued compensation obligations to the executive through the termination date, consisting of unpaid base salary, a pro-rated bonus equal to the greater of the executive’s annualized current year bonus or the highest annual bonus received by such executive during the three years preceding the Change in Control, and other accrued compensation through the termination date; plus (ii) an amount equal to three times the executive’s base salary and highest annual bonus during the three years preceding the Change in Control; plus (iii) the actuarial equivalent of the employee’s benefit under any retirement plans in which the executive participates, assuming continued participation for a three year period following the termination date. In addition, the executive will receive continued medical benefits for a three year period for both the executive and his or her family, provided however that such coverage will be secondary to any coverage the executive obtains from a subsequent employer. Lastly, the employee will be provided with outplacement services and any other amounts or benefits required to be paid or provided under any plan or program. In calendar 2008, these agreements were formally amended with the intention that they would comply with Section 409A of the Internal Revenue Code which may impose additional taxes on executive officers for certain types of deferred compensation that are not in compliance with Section 409A.

Potential Payments Upon Change in Control

The following table sets forth our reasonable estimate of the potential payments to each of our Named Executive Officers under our Change in Control Agreements if a Change in Control occurred as of March 31, 2011:

			Continuation of
			Benefits under	Continuation
			Retirement	of Welfare
Name(1)	Salary($) (2)	Bonus ($) (3)	Plans ($)(4)	Benefits ($) (5)

Howard Solomon	4,050,000	3,445,000	85,278	140,904
Elaine Hochberg	2,030,352	1,218,750	90,204	136,722
Francis I. Perier, Jr.	1,878,972	1,066,000	87,633	65,832
Marco Taglietti, M.D.	1,719,864	975,000	94,497	61,338
David Solomon	1,320,000	682,500	63,228	57,315

(1)	Dr. Olanoff retired from his position as President and COO of the Company effective December 31, 2010, and as such is not entitled to any Change in Control payments pursuant to his Change in Control agreement.

(2)	This amount is equal to three times the respective executive officer’s annual base salary in effect at March 31, 2011.

(3)	Since we cannot estimate bonus amounts for calendar 2011, this amount assumes that the respective executive officer’s annualized 2011 bonus will equal the highest bonus awarded to such executive during the last three fiscal years, and therefore the amount reported here is equal to three and a quarter times the highest bonus awarded to such executive during the last three fiscal years.

(4)	Amounts set forth represent estimated payments in connection with our Savings and Profit Sharing Plan for a three year period.

(5)	This amount represents estimated payments under welfare benefit plans including medical, dental and life insurance for a three year period. The amounts payable do not include amounts payable in connection with Benefits Continuation Agreements described above.

DIRECTOR COMPENSATION

The table below summarizes the compensation for our non-employee directors for the fiscal year ended March 31, 2011:

	Fees Earned or	Stock Awards	Option Awards	All Other
Name	Paid in Cash ($)	($) (1)	($) (1)	Compensation ($)		Total ($)

Nesli Basgoz, M.D.	74,500	75,022	75,007	-.-		224,529
William J. Candee, III	102,000	75,022	75,007	-.-		252,029
George S. Cohan	71,500	75,022	75,007	-.-		221,529
Dan L. Goldwasser	89,500	75,022	75,007	-.-		239,529
Kenneth E. Goodman	74,500	75,022	75,007	198,092	(2)	422,621
Lawrence S. Olanoff, M.D., Ph.D.(3)	17,500	-.-	-.-	65,921	(4)	83,421
Lester B. Salans, M.D.	85,000	75,022	75,007	-.-		235,029
Peter J. Zimetbaum, M.D.	74,500	75,022	75,007	1,750	(5)	226,279

(1)	Represents the aggregate grant date fair value of awards for the fiscal year ended March 31, 2011 computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculating the amounts for the fiscal year 2011 award, see Note 1 to our 2011 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2011. Pursuant to the terms of our Equity Plan, each of our non-employee directors who was re-elected at our 2010 Annual Meeting of Stockholders received an automatic grant of (1) options having a value of $75,000 calculated on the grant date in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that the Company utilizes in preparation of its financial statements), with the number of options rounded up to the nearest whole share, and (2) common stock having a fair market value of $75,000 on the grant date, with the number of shares rounded up to the nearest whole share. For a description of these automatic grants and the changes proposed thereto, see “Director Compensation – Automatic Equity Grants” below.

(2)	This amount reflects payments made to or on behalf of Mr. Goodman pursuant to his Benefits Continuation Agreement, a benefit to which Mr. Goodman is entitled as a result of his prior service as President and COO of Forest, of which $117,123 represents amounts to offset taxes incurred with respect to such payments. The provisions of the Benefits Continuation Agreement are described on Page 38 of this Proxy Statement under the heading “Benefits Continuation Agreements.”

(3)	Dr. Olanoff became a non-employee director following his retirement as President and COO of the Company and therefore did not receive a stock option or restricted stock award for services as a Director for the fiscal year ended March 31, 2011.

(4)	This amount reflects payments made to Dr. Olanoff for consulting services rendered pursuant to his Consultant Services Letter Agreement with the Company.

(5)	This amount reflects payments made to Dr. Zimetbaum for consulting services rendered pursuant to his Consultant Services Letter Agreement with the Company.

Director Fees

During the 2011 fiscal year we had the following standard compensation arrangements with our non-employee directors: a $50,000 annual retainer fee for services as a director, a $2,500 fee for each Board meeting attended, a $1,500 fee for attendance at a Committee meeting, a $15,000 annual retainer fee for the Audit Committee Chairperson, a $15,000 annual retainer fee for the Board Compliance Committee Chairperson, a $10,000 annual retainer fee for the Compensation Committee Chairperson, a $5,000 retainer fee for the Secretary of the Board, and a $1,000 payment to any out-of-town non-employee director who is required to come to New York City for a meeting and an annual fee of $15,000 for the presiding director. Out-of-town non-employee directors are also reimbursed for travel expenses incurred in connection with meetings. On

December 6, 2010, the Board agreed that except for the addition of an annual retainer fee for the Chairperson of the newly established Board Compliance Committee, Director compensation arrangements would remain the same as set forth in the prior year.

Automatic Equity Grants

Our non-employee directors also participate in the 2007 Equity Incentive Plan (the Equity Plan). Under the Equity Plan, an initial grant of options covering 20,000 shares of common stock is automatically granted to a non-employee director upon appointment to the Board. Each such option grant is at an exercise price equal to the average of the high and low prices of our common stock on the NYSE on the grant date. The options become exercisable (assuming the non-employee director is then serving on the Board) as to 25% of the shares covered by the options on the six-month anniversary of the grant date and on each of the first, second and third anniversaries of the grant date until all such options are exercisable.

The Equity Plan further provides for the automatic annual grant to each of our non-employee directors of options having a value of $75,000 calculated on the grant date in accordance with the Black-Scholes option pricing model (utilizing the same assumptions that the Company utilizes in preparation of its financial statements), with the number of options rounded up to the nearest whole share, on the date of such director’s annual election or re-election by our stockholders. Each such option grant is at an exercise price equal to the average of the high and low prices of our common stock on the NYSE on the grant date and becomes fully exercisable (provided the non-employee director is then serving on the Board) on the six-month anniversary of the grant date. All options granted under the Equity Plan to non-employee directors have a term of ten years from the grant date.

The Equity Plan also provides for the automatic annual grant to each of our non-employee directors of common stock having a fair market value of $75,000 on the grant date, with the number of shares rounded up to the nearest whole share. The annual stock award is subject to a risk of forfeiture which lapses (assuming the non-employee director is then serving on the Board) as to 25% of the shares covered by the award on the six-month anniversary of the grant date and on each of the first, second and third anniversaries of the grant date, except that such risk of forfeiture will automatically lapse in the case of a non-employee director who dies while serving on the Board and who has served on the Board for at least one year following receipt of the stock grant.

AUDIT COMMITTEE REPORT (1)

For the fiscal year ended March 31, 2011, the Audit Committee (Committee) consisted of William J. Candee, III (the Chairman), Dan L. Goldwasser and Lester B. Salans, M.D. The Board of Directors (the Board) has affirmatively determined that Messrs. Candee, Goldwasser and Dr. Salans are independent as defined under the NYSE listing standards. The Committee operates under a written charter adopted by the Board.

The Committee recommends to the Board, subject to stockholder ratification, the selection of our independent registered public accounting firm. Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for issuing a report thereon. The Committee monitors and oversees these processes.

In this context, the Committee has met and held discussions with management, the internal auditor and BDO USA, LLP (BDO), our independent registered public accounting firm. Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the audited consolidated financial statements, as well as the unaudited financial statements included in Quarterly Reports on Form 10-Q for each of the first three quarters of the fiscal year, with management, the internal auditor and BDO. The Committee discussed with BDO the matters required to be discussed by Statement on Auditing Standards

No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to communication with audit committees. BDO also provided the Committee with the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the Committee concerning independence, and the Committee discussed with BDO its independence from the Company and management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included or incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended March 31, 2011 for filing with the Securities and Exchange Commission. The Board has adopted this recommendation.

Audit Committee
William J. Candee, III
Dan L. Goldwasser
Lester B. Salans, M.D.

(1)	Notwithstanding anything to the contrary set forth in any of Forest’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the Audit Committee Report shall not be incorporated by reference in any such filings.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
(SAY-ON-PAY VOTE)

At our 2010 Annual Meeting of Stockholders, as required under the Company’s Corporate Governance Guidelines, we gave our stockholders the opportunity to cast an advisory vote on our executive compensation policies and procedures; more than 81% of the votes cast supported our policies and procedures. This year, as required by Section 14A of the Exchange Act, we are again providing stockholders the opportunity to advise the Compensation Committee and the Board regarding the compensation of our Named Executive Officers, as such compensation is described in the Compensation Discussion and Analysis section of this Proxy Statement, the tabular disclosure regarding such compensation and the accompanying narrative disclosure, beginning on Page 20 of this Proxy Statement. We urge our stockholders to review the Compensation Discussion and Analysis section of this Proxy Statement and the executive-related compensation tables for more information.

Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. Consistent with our performance-based compensation philosophy, we reserve the largest portion of potential compensation for performance- and equity-based programs. Our performance-based bonus program rewards the Company’s executive officers for achievement of key operational goals that we believe will provide the foundation for creating long-term stockholder value, while our equity awards, mainly in the form of stock options and restricted stock, reward long-term performance and align the interests of management with those of our stockholders.

Among the various forms of performance-based compensation, we believe that equity awards, in particular, serve to align the interests of our executives with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program. In 2010, equity awards, mainly in the form of stock options and restricted stock, represented approximately 69% of our Named Executive Officers’ aggregate cash and equity compensation. Equity awards closely align the long-term interests of our executives with those of our stockholders because the value of such awards is dependent upon the Company’s stock price. In addition, equity awards align with our growth strategy and provide significant financial upside if our growth objectives are achieved, while placing a significant portion of our executives’ compensation at-risk if our objectives are not achieved.

The Board believes that the information provided above and within the Compensation Discussion and Analysis section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests and support long-term value creation. Accordingly, the following resolution is to be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the tabular disclosure regarding such compensation and the accompanying narrative disclosure.”

Because the vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our stockholders and understand that it is useful and appropriate to obtain the views of our stockholders when considering the design and initiation of executive compensation programs.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE
ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(SAY-WHEN-ON-PAY VOTE)

In addition to seeking our stockholders’ advisory vote on the compensation of our Named Executive Officers, we are asking our stockholders to express a preference as to how frequently future advisory votes on executive compensation should take place. As required by Section 14A of the Exchange Act, we are giving stockholders the opportunity to express a preference to cast such advisory votes annually, every two years or every three years; stockholders also have the option to abstain from voting on this matter. We are required to hold at least once every six years an advisory vote to determine the frequency of the advisory stockholder vote on executive compensation.

The Board recommends that advisory votes on executive compensation take place every year. Our Board has determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the Proxy Statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

As with the Say-on-Pay vote, the Say-When-on-Pay vote is advisory, and therefore it will not be binding on the Board. However, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the alternative approved by our stockholders.

The proxy WHITE card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining).

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR “1 YEAR” AS THE FREQUENCY FOR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO USA, LLP (BDO) has audited our consolidated financial statements for each of the three fiscal years ended March 31, 2011. In addition to retaining BDO to audit our consolidated financial statements for fiscal year 2011, we and our affiliates retained BDO, as well as other accounting and consulting firms, to provide various consulting and other services in fiscal year 2011 and expect to continue to do so in the future.

The following table presents fees for professional audit services rendered by BDO for the audit of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q for fiscal years 2011 and 2010, and fees billed for other services rendered by BDO:

	2011		2010

Audit Fees	$1,628,154		$1,639,247
Audit Related Fees (1)	44,750	(2)	41,250	(2)
Tax Fees (1)	-.-		-.-
All Other Fees	-.-		-.-

Total	$1,672,904		$1,680,497

(1)	The Audit Committee has considered the non-audit services performed for us by BDO in the Committee’s evaluation of BDO’s independence.

(2)	Audit related fees were principally related to services rendered in connection with the audit of our Savings and Profit Sharing Plan.

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent registered public accounting firm is permitted to perform for us under applicable federal securities regulations. While the general policy of the Audit Committee is to make such determinations at full Audit Committee meetings, the Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee, provided that all such decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

The Board desires to continue the services of BDO for the current fiscal year ending March 31, 2012. Accordingly, the Board recommends that you ratify the selection by the Board of BDO to audit the financial statements of Forest for the current fiscal year. Representatives of BDO are expected to be present at meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE SELECTION OF BDO USA, LLP.

MISCELLANEOUS

Annual Report

Forest’s 2011 Annual Report is being mailed to stockholders together with this Proxy Statement.

Form 10-K

AT YOUR WRITTEN REQUEST, WE WILL PROVIDE WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR THE FISCAL YEAR ENDED MARCH 31, 2011. PLEASE MAIL YOUR REQUEST TO CORPORATE SECRETARY, FOREST LABORATORIES, INC., 909 THIRD AVENUE, NEW YORK, NEW YORK 10022. YOU MAY ALSO ACCESS OUR

FORM 10-K BY CLICKING ON THE “SEC FILINGS” LINK UNDER THE “INVESTORS” SECTION OF OUR WEBSITE AT WWW.FRX.COM.

Proposals of Stockholders

If you wish to submit a proposal for consideration at our 2012 Annual Meeting of Stockholders, you should submit the proposal in writing to us at the address set forth on Page 1 of this Proxy Statement. To be included in next year’s proxy materials, proposals must be received by us on or before [          ], 2012, and must, in all other respects, comply with Rule 14a-8 under the Exchange Act. If you intend to present a proposal at our 2012 Annual Meeting of Stockholders without inclusion of the proposal in our proxy materials, you are required to provide notice of such proposal to us in accordance with our Bylaws no later than [          ], 2012 and no earlier than [          ], 2012. We may vote in our discretion as to any such proposal all of the shares for which we have received proxies for the 2012 Annual Meeting of Stockholders in accordance with and subject to applicable rules under the Exchange Act.

Your vote is important. We urge you to vote by mail, by telephone, or via the Internet without delay.

HERSCHEL S. WEINSTEIN
Corporate Secretary

Dated: [     ], 2011

APPENDIX A

DIRECTOR QUALIFICATION STANDARDS

•	No Director who is an employee or a former employee of Forest will be considered “independent” until three years after the employment has ended.

•	No Director who receives more than $120,000 per year in direct compensation from Forest, other than director and committee fees and pension or other form of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) until three years after he or she ceases to receive more than $120,000 per year in such compensation will be considered “independent.”

•	No Director who is, or in the past three years has been, part of an interlocking directorate in which an executive officer of Forest serves on the compensation committee of another company that currently employs the Director will be considered “independent.”

•	No Director who during the prior three years, was an executive officer or an employee, or whose immediate family member was an executive officer, of a company that made payments to, or received payments from Forest for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross assets will be considered “independent.”

A - 1

APPENDIX B

INFORMATION CONCERNING PARTICIPANTS
IN THE COMPANY’S SOLICITATION OF PROXIES

The following tables set forth the name and business address of our directors and nominees, and the name, present principal occupation and business address of our officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be “participants” in our solicitation of proxies from our stockholders in connection with our 2011 Annual Meeting of Stockholders.

Directors and Nominees

The principal occupations of our directors and nominees who are considered “participants” in our solicitation are set forth under the section above titled “PROPOSAL 1 — ELECTION OF DIRECTORS” of this Proxy Statement. The name and business addresses, and address of the organization of employment, of our directors and nominees are as follows:

Name	Business Address
Howard Solomon	Forest Laboratories, Inc., 909 Third Avenue, New York, NY 10022
Lawrence S. Olanoff, M.D., Ph.D.	MUSC Foundation for Research Development, 19 Hagood Ave. Suite 909, Charleston, SC 29403
Nesli Basgoz, M.D.	Massachusetts General Hospital, 55 Fruit Street, Boston, MA 02114
William J. Candee, III	c/o Forest Laboratories, Inc., 909 Third Avenue, New York, NY 10022
George S. Cohan	The George Cohan Company, Inc., 2048 Foxfire Court, Henderson, NV 89012
Dan L. Goldwasser	Vedder Price P.C., 1633 Broadway 47th Floor, New York, NY 10019-6771
Kenneth E. Goodman	c/o Forest Laboratories, Inc., 909 Third Avenue, New York, NY 10022
Lester B. Salans	620 Fifth Avenue 6th Floor, New York, NY 10020-2457
Peter J. Zimetbaum	Beth Israel Deaconess Medical Center, Cardiovascular Division, 185 Pilgrim Road, Boston, MA 02215

Officers and Employees

The principal occupations of our executive officers and employees who are considered “participants” in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is Forest Laboratories, Inc., 909 Third Avenue, New York, NY 10022.

Name	Principal Occupation
Howard Solomon	Chairman of the Board, CEO and President
Elaine Hochberg	Executive Vice President and Chief Commercial Officer
Francis I. Perier, Jr.	Executive Vice President Finance and Administration and CFO
David Solomon	Senior Vice President – Corporate Development and Strategic Planning
Marco Taglietti, M.D.	Senior Vice President Research and Development and President, Forest Research Institute, Inc.
Frank J. Murdolo	Vice President – Investor Relations
Herschel S. Weinstein	Vice President -- General Counsel and Corporate Secretary

Information Regarding Ownership of Forest Securities by Participants

The number of shares of our common stock held by our directors and named executive officers as of June 15, 2011 is set forth under the “SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT” section of this Proxy Statement.1, 2 The following table sets forth the number of shares held as of June 15, 2011 by our other employees who are deemed “participants” in our solicitation of proxies. No participant owns any securities of the Company of record that such participant does not own beneficially.

Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership
Frank Murdolo	25,398 (1)
Herschel S. Weinstein	193,488 (2)

(1) Includes 18,125 shares of stock that are subject to a risk of forfeiture and includes 4,500 shares issuable pursuant to options that were exercisable on June 15, 2011 which become exercisable within 60 days of June 15, 2011.

(2) Included 86,250 shares of stock that are subject to a risk of forfeiture and includes 92,750 shares issuable pursuant to options that were exercisable on June 15, 2011 which become exercisable within 60 days of June 15, 2011.

1 The 3,549,797 shares of common stock reported as being beneficially owned by Mr. Howard Solomon includes 58,431 shares beneficially owned by the Howard and Sarah D Solomon Foundation, a 501(c)(3) charitable foundation as to which Mr. Solomon disclaims beneficial ownership and which may be deemed to be an associate of Mr. Solomon. The address of the Howard and Sarah D Solomon Foundation is c/o Howard Solomon, 909 Third Avenue, New York, NY 10022.
2  The 596,647 shares of common stock reported as being beneficially owned by Dr. Olanoff does not include 10,000 shares beneficially owned by the Olanoff 2010 Charitable Remainder Trust, a charitable remainder trust as to which Dr. Olanoff disclaims beneficial ownership and which may be deemed to be an associate of Dr. Olanoff. The address of the Olanoff 2010 Charitable Remainder Trust is c/o Credit Suisse (USA) LLC Securities, 11 Madison Ave, 7th Floor, New York, NY 10010. Pursuant to the trust instrument, Dr. Olanoff receives an annuity of 5% per year from the trust.

Information Regarding Transactions in Forest Securities by Participants

The following table sets forth information regarding purchases and sales of our securities by each of the participants listed above under “Directors and Nominees” and “Officers and Employees” during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Shares of Common Stock Purchased or Sold (April 1, 2009 – June 14, 2011)
Name	Date	# of Shares	Transaction Description
Howard Solomon	06/06/11	(15,772)	Disposition-Surrender of shares for tax withholding

	12/22/10	(92,062)	Disposition-Shares gifted

	12/08/10	(15,291)	Disposition-Surrender of shares for tax withholding

	12/07/10	(31,857)	Disposition-Surrender of shares for tax withholding

	12/06/10	(7,646)	Disposition-Surrender of shares for tax withholding

	12/06/10	125,000	Acquisition-Award of restricted stock

	06/07/10	(15,206)	Disposition-Surrender of shares for tax withholding

	04/14/10	(710)	Disposition-Shares gifted

	01/06/10	(1,250)	Disposition-Shares gifted

	12/30/09	(170,600)	Disposition-Shares gifted

	12/11/09	1,200,000	Acquisition-Stock option exercise

	12/11/09	(859,959)	Disposition-Surrender of shares for tax withholding

	12/08/09	(30,888)	Disposition-Surrender of shares for tax withholding

	12/07/09	125,000	Acquisition-Award of restricted stock

	12/06/09	(6,778)	Disposition-Surrender of shares for tax withholding

	07/08/09	(3,560)	Disposition-Shares gifted

	06/08/09	(12,444)	Disposition-Surrender of shares for tax withholding

	04/09/09	(13,375)	Disposition-Shares gifted

Elaine Hochberg	06/06/11	(5,565)	Disposition-Surrender of shares for tax withholding

	12/08/10	(6,372)	Disposition-Surrender of shares for tax withholding

	12/07/10	(12,602)	Disposition-Surrender of shares for tax withholding

	12/06/10	(2,561)	Disposition-Surrender of shares for tax withholding

	12/06/10	55,000	Acquisition-Award of restricted stock

	11/29/10	(475)	Disposition-Shares gifted

	11/24/10	(300)	Disposition-Shares gifted

	06/07/10	(5,531)	Disposition-Surrender of shares for tax withholding

	12/08/09	(11,211)	Disposition-Surrender of shares for tax withholding

Shares of Common Stock Purchased or Sold (April 1, 2009 – June 14, 2011)
Name	Date	# of Shares	Transaction Description
	12/07/09	55,000	Acquisition-Award of restricted stock

	12/06/09	(2,593)	Disposition-Surrender of shares for tax withholding

	06/08/09	(5,185)	Disposition-Surrender of shares for tax withholding

Francis I. Perier, Jr.	06/06/11	(4,544)	Disposition-Surrender of shares for tax withholding

	12/08/10	(4,635)	Disposition-Surrender of shares for tax withholding

	12/07/10	(5,192)	Disposition-Surrender of shares for tax withholding

	12/06/10	(2,295)	Disposition-Surrender of shares for tax withholding

	12/06/10	50,000	Acquisition-Award of restricted stock

	12/08/09	(3,845)	Disposition-Surrender of shares for tax withholding

	12/07/09	45,000	Acquisition-Award of restricted stock

	12/06/09	(1,923)	Disposition-Surrender of shares for tax withholding

Marco Taglietti	05/23/11	(3,000)	Disposition-Open market sale

	12/08/10	(2,727)	Disposition-Surrender of shares for tax withholding

	12/07/10	(3,636)	Disposition-Surrender of shares for tax withholding

	12/06/10	(569)	Disposition-Surrender of shares for tax withholding

	12/06/10	45,000	Acquisition-Award of restricted stock

	11/18/10	(3,000)	Disposition-Open market sale

	12/08/09	(2,884)	Disposition-Surrender of shares for tax withholding

	12/07/09	40,000	Acquisition-Award of restricted stock

	12/06/09	(601)	Disposition-Surrender of shares for tax withholding

David F. Solomon	12/08/10	(3,073)	Disposition-Surrender of shares for tax withholding

	12/07/10	(4,097)	Disposition-Surrender of shares for tax withholding

	12/06/10	(1,230)	Disposition-Surrender of shares for tax withholding

	12/06/10	45,000	Acquisition-Award of restricted stock

	12/08/09	(3,111)	Disposition-Surrender of shares for tax withholding

	12/07/09	40,000	Acquisition-Award of restricted stock

	12/06/09	(1,245)	Disposition-Surrender of shares for tax withholding

Shares of Common Stock Purchased or Sold (April 1, 2009 – June 14, 2011)
Name	Date	# of Shares	Transaction Description
Nesli Basgoz	08/09/10	2,658	Acquisition-Award of restricted stock

	07/22/10	(1,000)	Disposition-Open market sale

	08/10/09	1,000	Acquisition-Award of restricted stock

William J. Candee III	12/16/10	(3,888)	Disposition-Open market sale

	11/24/10	(8,000)	Disposition-Open market sale

	08/09/10	2,658	Acquisition-Award of restricted stock

	08/09/10	8,000	Acquisition-Stock option exercise

	08/09/10	(8,000)	Disposition-Open market sale

	08/10/09	1,000	Acquisition-Award of restricted stock

	06/16/09	8,000	Acquisition-Stock option exercise

George Cohan	08/09/10	2,658	Acquisition-Award of restricted stock

	08/06/10	8,000	Acquisition-Stock option exercise

	08/06/10	(8,000)	Disposition-Open market sale

	08/10/09	1,000	Acquisition-Award of restricted stock

	06/10/09	8,000	Acquisition-Stock option exercise

Dan Goldwasser	08/09/10	2,658	Acquisition-Award of restricted stock

	03/11/10	8,000	Acquisition-Stock option exercise

	08/10/09	1,000	Acquisition-Award of restricted stock

	05/26/09	8,000	Acquisition-Stock option exercise

Kenneth Goodman	08/09/10	2,658	Acquisition-Award of restricted stock

	12/19/09	(31,525)	Disposition-Shares gifted

	08/10/09	1,000	Acquisition-Award of restricted stock

Lawrence Olanoff	12/20/10	(16,596)	Disposition-Shares gifted

	12/08/10	(9,644)	Disposition-Surrender of shares for tax withholding

	12/07/10	(20,168)	Disposition-Surrender of shares for tax withholding

	12/06/10	(4,496)	Disposition-Surrender of shares for tax withholding

	06/07/10	(9,397)	Disposition-Surrender of shares for tax withholding

Shares of Common Stock Purchased or Sold (April 1, 2009 – June 14, 2011)
Name	Date	# of Shares	Transaction Description
	12/08/09	(21,488)	Disposition-Surrender of shares for tax withholding

	12/07/09	85,000	Acquisition-Award of restricted stock

	12/06/09	(3,845)	Disposition-Surrender of shares for tax withholding

	06/08/09	(9,096)	Disposition-Surrender of shares for tax withholding

Lester Salans	08/23/10	(1,000)	Disposition-Open market sale

	08/09/10	2,658	Acquisition-Award of restricted stock

	08/10/09	1,000	Acquisition-Award of restricted stock

Peter Zimetbaum	06/08/11	5,621	Acquisition-Stock option exercise

	06/08/11	(5,621)	Disposition-Open market sale

	08/09/10	2,658	Acquisition-Award of restricted stock

Frank Murdolo	12/07/10	(680)	Disposition-Surrender of shares for tax withholding

	12/06/10	10,000	Acquisition-Award of restricted stock

	09/15/10	(453)	Disposition-Surrender of shares for tax withholding

	09/15/09	(469)	Disposition-Surrender of shares for tax withholding

	12/07/09	7,500	Acquisition-Award of restricted stock

Herschel S. Weinstein	03/10/11	(7,000)	Disposition-Open market sale

	12/08/10	(2,264)	Disposition-Surrender of shares for tax withholding

	12/07/10	(3,622)	Disposition-Surrender of shares for tax withholding

	12/06/10	(1,359)	Disposition-Surrender of shares for tax withholding

	12/06/10	40,000	Acquisition-Award of restricted stock

	12/08/09	(2,343)	Disposition-Surrender of shares for tax withholding

	12/07/09	40,000	Acquisition-Award of restricted stock

	12/06/09	(1,406)	Disposition-Surrender of shares for tax withholding

Miscellaneous Information Concerning Participants

Other than as set forth in this Appendix B or the Proxy Statement, none of the participants or their associates (i) beneficially owns, directly or indirectly, any shares or other securities of the Company or any of our subsidiaries or (ii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, except as set forth below, neither we nor any of the participants listed above has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. As described in more detail in the current report that we filed under the cover of a Form 8-K with the SEC on June 9, 2011, we are party to a fixed dollar collared accelerated share repurchase agreement (ASR Contract) with Morgan Stanley & Co. Incorporated (Morgan Stanley) under which we will repurchase $500 million of our common shares. Pursuant to the ASR Contract, we paid $500 million to Morgan Stanley on June 3, 2011, and 9,839,752 shares were delivered by Morgan Stanley to us on the same day. Additional shares are expected to be delivered over the term of the ASR Contract which is expected to end no later than the fourth quarter of the fiscal year ending March 31, 2012.

Other than as set forth in this Appendix B or the Proxy Statement, none of the participants listed above or any of their associates have (i), other than the Change In Control Agreements with our executive officers and certain consulting agreements with Drs. Olanoff and Zimetbaum, each of which is described in the Proxy Statement, any arrangements or understandings with any person with respect to any future employment by the Company or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

PRELIMINARY COPY
VOTE BY INTERNET WWW.CESVOTE.COM Use the Internet to appoint your proxy and transmit your voting instructions until 11:59 p.m. Eastern Time on [•],[•], 2011. Have your proxy card available when you access the website www.cesvote.com, and follow the simple instructions to record your vote. VOTE BY TELEPHONE 1-888-693-8683 Use any touch-tone telephone to appoint your proxy and transmit your voting instructions until 11:59 p.m. Eastern Time on [•],[•], 2011. Have your proxy card available when you call the Toll-Free number 1-888-693-8683 and follow the simple instructions to record your vote. VOTE BY MAIL Please mark, sign, date and promptly mail your proxy card using the postage-paid envelope provided or return your proxy card to: Forest Laboratories, Inc., c/o Corporate Election Services, PO Box 3230, Pittsburgh PA 15230 to ensure that your vote is received prior to the Annual Meeting on [•], 2011. Vote by Internet Access the Website and submit your proxy: www.cesvote.com Vote By Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683 Vote by Mail Sign and return your proxy in the postage-paid envelope provided. THE PROXY STATEMENT, AS WELL AS OTHER PROXY MATERIALS DISTRIBUTED BY THE PARTICIPANTS, ARE AVAILABLE FREE OF CHARGE ONLINE AT WWW.VIEWOURMATERIAL.COM/FORESTLABS Control Number DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL FOREST LABORATORIES, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS [•], 2011 I appoint Howard Solomon and Francis I. Perier, Jr., or either of them, as my proxies, with full power of substitution, to vote all shares of Common Stock of FOREST LABORATORIES, INC. which I am entitled to vote at the Annual Meeting of Stockholders to be held on [•], 2011 at 10:00 A.M. at JPMorgan Chase & Co., 270 Park Avenue, 11th Floor, New York, NY 10017 and at any adjournments of the meeting on all matters coming before such meeting. My proxies will vote the shares represented by this proxy as directed on the other side of this card, but in the absence of any instructions from me, my proxies will vote “FOR” the election of all the nominees listed under Proposal 1, “FOR” Proposals 2 and 4 and in favor of “1YEAR” on Proposal 3. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I may revoke this proxy prior to its exercise. Shareholder Sign Here Date Shareholder (Joint Owner) Sign Here Date Please sign here exactly as your name(s) appear(s) on this proxy. If signing for an estate, trust or corporation, title or capacity should be stated. If shares are held jointly, each holder should sign. If a partnership, sign in partnership name by authorized person.

FOREST LABORATORIES, INC. ANNUAL MEETING OF STOCKHOLDERS SIGN, DATE AND MAIL YOUR PROXY TODAY, UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE. IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET, MAIL OR TELEPHONE, MUST BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME [•], 2011 TO BE INCLUDED IN THE VOTING RESULTS. ALL VALID PROXIES RECEIVED PRIOR TO THE MEETING WILL BE VOTED. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION, ÀÐ MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE. FOREST LABORATORIES, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS [•], 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 4 and for 1 YEAR for Proposal 3. Election of Directors – The Board of Directors recommends a vote FOR the listed nominees. 1. Election of nine Directors: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Nominees: (1) Howard Solomon (4) William J. Candee, III (7) Kenneth E. Goodman (2) Lawrence S. Olanoff, M.D., Ph.D. (5) George S. Cohan (8) Lester B. Salans, M.D. (3) Nesli Basgoz, M.D. (6) Dan L. Goldwasser (9) Peter J. Zimetbaum, M.D. The Board of Directors recommends that you vote FOR the following: 2. Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers. FOR AGAINST ABSTAIN The Board of Directors recommends that you vote FOR 1 Year on the following: 3. Advisory vote on the frequency of future advisory votes on executive compensation. 1 YEAR 2 YEARS 3 YEARS ABSTAIN The Board of Directors recommends that you vote FOR the following: 4. Ratification of the selection of BDO USA, LLP as Independent Registered Public Accounting Firm for the fiscal year ending March 31, 2012. FOR AGAINST ABSTAIN (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)